   As filed with the Securities and Exchange Commission on October 26, 2000
                                            Registration Statement No. 333-63289

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                   AMENDMENT NO. 6 TO FORM S-3 ON FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               RICH COAST, INC.
                               ---------------
                (Name of small business issuer in its charter)

             Nevada                       4953                             91-1835978
------------------------------    ----------------------------     ----------------------------
(State or jurisdiction of         (Primary Standard Industrial     (I.R.S. Employer
incorporation or organization)     Classification Code Number)     Identification No.)

         6011 Wyoming Avenue                        Robert W. Truxell
      Dearborn, Michigan 48126                     6011 Wyoming Avenue
           (313) 582 -8866                      Dearborn, Michigan 48126
  (Address and telephone number of                   (313) 582-8866
   principal executive offices and         (Name, address and telephone number
    address of principal place of                  of agent for service)
              business)


                                With a Copy to:

                          Theresa M. Mehringer, Esq.
                               Perkins Coie LLP
                        1899 Wynkoop Street, Suite 700
                            Denver, Colorado 80202
                                (303) 291-2300

               Approximate date of proposed sale to the public:
     As soon as practicable following the date on which the Registration Statement becomes effective.

     If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

-----------------------------------------------------------------------------------------------------------------------------------
CALCULATION OF REGISTRATION FEE
===================================================================================================================================
Title of each class of              Amount to      Proposed maximum offering        Proposed maximum              Amount of
securities to be registered/(1)/   be registered     price per share/(2)/      aggregate offering price/(2)/  registration fee/(2)/

-----------------------------------------------------------------------------------------------------------------------------------
Common Stock issuable upon    2,506,938 Shares/(3)/          $0.78125                   $1,958,545                $  517
conversion of debentures
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                  3,300,000 Shares               $0.78125                   $2,578,125                $  680
-----------------------------------------------------------------------------------------------------------------------------------
Total                         5,806,938 Shares/(4)/          $0.78125                   $4,536,670                $1,197
-----------------------------------------------------------------------------------------------------------------------------------

     _______________________

     (1) For a description of the various securities referred to herein and the transactions in which they were issued, See "Description of Securities -Securities Registered Hereby."

     (2) Proposed maximum offering price and registration fee is based on the average of the bid and asked prices as reported by NASDAQ on September 9, 1998 (a date within five business days prior to the initial filing hereof). $1,786 of the registration fee was paid as a part of the registrant's initial filing and amendment No. 3.

     (3) Includes the registration for resale of shares of Common Stock issuable upon conversion of the remaining $1,375,500 principal amount of 8% Convertible Debentures (the "Debentures"). Estimated solely for purposes of calculating the registration fee in connection with this Registration Statement and assumes that all of the Debentures are converted into shares of Common Stock based on a price of $0.76875 per share of Common Stock (the average closing bid price of the Common Stock for the five trading days ending on August 27, 1998) and using a discount rate of 25%.

     (4) All shares offered pursuant to this Registration Statement relate only to resales by Selling Shareholders.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
     SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Subject to Completion   Preliminary Prospectus dated ___________________

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                RICH COAST INC.

5,806,938 Shares of Common Stock to be issued to and offered by Selling Shareholders

     An aggregate of 5,806,938 shares (the "Shares") of $.001 par value Common Stock (the "Common Stock") of Rich Coast Inc. ("Rich Coast" or the "Company") may be offered by certain shareholders (the "Selling Shareholders") from time to time in the public market. The shares of Common Stock offered hereby include the resale of 2,506,938 shares of Common Stock issuable upon conversion of the remaining $1,375,500 in principal amount of 8% Convertible Debentures. The issuance of these 2,506,938 shares would represent approximately 22.7% of total outstanding shares if they were issued on October 23, 2000. These Debentures are convertible into Shares of Common Stock at the conversion price for each Share of Common Stock equal to the lesser of (i) $2.50, or (ii) 75% of the five day average closing bid price of the Common Stock for the five trading days immediately preceding the conversion date of the Debentures. If all $1,375,500 principal amount of Debentures was converted on October 23, 2000, then the aggregate shares issued upon conversion would total 11,756,410 of which the 2,506,938 shares registered hereby would constitute only 21.3%. Except in the case of mandatory conversion of the Debentures, no holder of Debentures is entitled to convert an amount of Debentures that would result in beneficial ownership of more than 4.9% of the Company's outstanding common stock.

     All proceeds received from the sale of the Shares offered by the Selling Shareholders will accrue to the benefit of the Selling Shareholders and not to the Company. 3,300,000 of the Shares which may be offered by the Selling Shareholders are outstanding on the date of this Prospectus, and the remaining 2,506,938 Shares may be issued by the Company after the date of this Prospectus upon conversion of outstanding debentures (the "Debentures") held by Selling Shareholders. All of the Shares may be resold in the public market by the Selling Shareholders. Sales of any of these previously restricted Shares into the public market could impact the market adversely so long as this Offering continues. See "Risk Factors."

     The Common Stock is traded on the Over The Counter Bulletin Board under the symbol "KRHC.OB." On October 23, 2000, the closing bid price of the Common Stock as reported on the Over The Counter Bulletin Board was $0.120.

     The securities offered hereby are speculative and involve a high degree of risk. See "Risk Factors" on pages three through seven for discussion of certain material risks in connection with the Company which prospective investors should consider prior to purchasing the securities offered hereby.

      The Shares will be offered by the Selling Shareholders through dealers or brokers on the OTC Bulletin Board. The Shares may also be sold in privately negotiated transactions. Sales through dealers or brokers are expected to be made with customary commissions being paid by the Selling Shareholders. Payments to persons assisting the Selling Shareholders with respect to privately negotiated transactions will be negotiated on a transaction by transaction basis. The Selling Shareholders have advised the Company that prior to the date of this Prospectus they have made no agreements or arrangements with any underwriters, brokers or dealers regarding the sale of the Shares. See "Plan of Distribution." Any commissions and/or discounts on the sale of Shares offered by the Selling Shareholders will be paid by the Selling Shareholders, and all other expenses related to the filing of the registration statement to which this offering relates are being paid by the Company. Other expenses to be paid by the Company may include the SEC filing fee, printing costs, Edgar costs, legal fees and accounting fees.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

----------------------------------------------------------------------------------------------------
                               Price Per   Total Number    Aggregate Offering    Proceeds to Selling
                                 Share       of Shares           Price               Shareholder
                                 -----       ---------           -----               -----------
----------------------------------------------------------------------------------------------------
Shares to be Outstanding
Offered by Selling
Shareholders/(1)/              $0.120/(2)/  5,806,938/(3)/     $696,833              $696,833
----------------------------------------------------------------------------------------------------

  ____________

  /(1)/ These Shares will be offered by the Selling Shareholders. Some shares are currently held by Selling Shareholders, and some shares will be held by Selling Shareholders after conversion of Debentures. See "Description of Securities."

  /(2)/ The Price per Share represents the closing bid price as reported on the Over the Counter Bulletin Board on October 23, 2000. These Shares will be offered from time to time by the Selling Shareholders at market prices. Underwriting discounts or commissions may be paid by the Selling Shareholders. See "Plan of Distribution."

  /(3)/ The shares offered hereby include the resale of 3,300,000 shares outstanding; and 2,506,938 shares issuable upon conversion of the remaining $1,375,500 principal amount of 8% Convertible Debentures.

     These securities are speculative and involve a high degree of risk and immediate substantial dilution to investors. Potential purchasers should not invest in these securities unless they can afford the risk of losing their entire investment. See "Risk Factors" on page 3 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    Prospectus dated ________________, 2000

                               TABLE OF CONTENTS

                                                                                            Page
                                                                                            ----
Forward Looking Statements...............................................................      1

Prospectus Summary.......................................................................      1

Risk Factors.............................................................................      3

Use Of Proceeds..........................................................................      7

Selling Shareholders.....................................................................      8

Plan of Distribution.....................................................................      9

Legal Proceedings........................................................................     11

Dividend Policy..........................................................................     11

Management...............................................................................     11

Security Ownership of Certain Beneficial Owners and Management...........................     13

Description of Securities................................................................     15

SEC Position on Indemnification..........................................................     16

Certain Relationships and Related Transactions...........................................     17

Description of Business..................................................................     17

Management's Discussion and Analysis of Financial Condition and Results of Operations....     20

Description of Property..................................................................     29

Market for the Registrant's Common Stock and Related Stockholder Matters.................     29

Executive Compensation...................................................................     31

Legal Matters............................................................................     35

Experts..................................................................................     35

Changes in Accountants...................................................................     35

Additional Information...................................................................     36

Index to Consolidated Financial Statements for Rich Coast ...............................    F-1

                          FORWARD LOOKING STATEMENTS

         Statements made in this Prospectus, including statements contained in information incorporated by reference, that are not historical or current facts are "forward looking statements." Forward looking statements, including those regarding the potential revenues from the commercialization of the biological treatment system, the continuing increase in revenues and the business prospects of Rich Coast Inc., are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results of operations and events and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. Actual events may differ materially from those projected in any forward looking statement. There are a number of important factors beyond the control of the Company that could cause actual events to differ materially from those anticipated by any forward looking information. In addition to the risks cited above specific to the biological treatment system, these factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital and the inability to obtain funding from third parties, unexpected costs and failure to capitalize upon the access to new clientele. These factors are discussed in this Prospectus under the heading "Risk Factors" and in the "Management's Discussion and Analysis" section.

                              PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus and the documents incorporated by reference herein.

The Company
-----------

         Rich Coast, Inc. is a non-hazardous waste treatment facility specializing in recycling of waste oils. The Company operates equipment and oversees processes at both its facilities and customers' facilities. The equipment and processes separate liquid waste streams and pumpable waste streams containing a mixture of liquids and solids. Some of the resulting streams are recyclable into greases and oils that can be sold. The Company's executive offices are located at 6011 Wyoming Avenue Dearborn, Michigan 48126, telephone
(313) 582-8866.

The Offering
------------


         Pursuant to this Prospectus, the Selling Shareholders may from time to time offer all or any portion of an aggregate of 5,806,938 Shares of Common Stock on the OTC Bulletin Board through underwriters, dealers or brokers or in independently negotiated transactions. This amount includes 2,506,938 shares to be issued upon conversion of the remaining $1,375,500 principal amount of 8% Convertible Debentures. See "Selling Shareholders" and "Plan of Distribution." The Company will not receive any proceeds from the sale of Shares offered by the Selling Shareholders. As of the date of this Prospectus, only 3,300,000 of the Shares registered for public sale are outstanding. The remaining Shares have not yet been issued, but may be purchased from the Company by Selling

Shareholders and resold by them pursuant to this Prospectus. See "Description of Securities." These 2,506,938 Shares of Common Stock underlie convertible debentures which are convertible at varying prices.




         After this Offering there will be approximately 14,446,827 shares of Common Stock outstanding. The Company's Common Stock is traded on the
OTC Bulletin Board under the symbol "KRHC.OB."

Risk Factors
------------

         The securities offered are speculative and involve a high degree of risk. Factors which may affect the Company's business and the securities offered hereby include uncertain financial condition, lack of profitability, possible need for additional capital, dependence on management, substantial debt and the likely adverse effect of this Offering on the market price of the Company's Common Stock. See "Risk Factors."

Use of Proceeds
---------------

         Net proceeds, if any, to the Company from the exercise of outstanding warrants will be used for working capital. See "Use of Proceeds."

                                 RISK FACTORS

         The securities offered in this prospectus are highly speculative and involve a high degree of risk, including among other items the risk factors described below. You should carefully consider the following risk factors and other information in this prospectus before deciding to invest in the shares.

              Risk Factors Related to the Business of the Company
              ---------------------------------------------------

Due to Rich Coast's history of operating losses, its auditors are uncertain that Rich Coast will be able to continue as a going concern.

         The consolidated financial statements have been prepared assuming that the Company will continue as a going concern. During the fiscal years ended April 30, 2000 and 1999, the Company suffered net losses of approximately $3,134,000 and $2,572,000, respectively. During the quarters ended July 31, 2000 and 1999, the Company suffered net losses of approximately $296,614 and $368,000, respectively. At April 30, 2000 there was a stockholders' deficit and a working capital deficit of approximately $1,145,000 and $4,665,000, respectively. At July 31, 2000 there is a stockholders' deficit and a working capital deficit of approximately $1,216,637 and $4,727,942, respectively. The independent auditors' reports issued in conjunction with the consolidated financial statements for the year ended April 30, 2000 contains an explanatory paragraph indicating that the foregoing matters raise substantial doubt about the Company's ability to continue as a going concern.

         There is no assurance that the Company can generate net income, increase revenues or successfully expand its operation in the future. The Company will not realize any proceeds from sales of shares by Selling Shareholders under this prospectus.

         See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a description of management's plans in regard to this issue. The financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unsuccessful in implementing these plans, or otherwise unable to continue as a going concern.

The loss of current management may make it difficult to operate Rich Coast.

         The Company's prospects for success currently are greatly dependent upon the efforts and active participation of its management team, including its President and Chief Executive Officer, James P. Fagan, and Chairman, Robert Truxell. The Company has an employment contract with Mr. Truxell expiring December 31, 2002, and an employment contract with Mr. Fagan which terminates December 31, 2000. The loss of the services of Messrs. Fagan and Truxell could be expected to have an adverse effect on the Company. The Company does not maintain key person insurance for Messrs. Truxell and Fagan.

The Company's non compliance with certain debt covenants could result in a declaration of default under its debt instrument which in turn could severely drain the Company's cash flow.

         At April 30, 2000 and July 31, 2000 the Company had approximately $3,647,000 and $3,596,571, respectively, of debt outstanding under various loans, debentures and other note agreements, including $2,000,000 due under the Company's 10% Senior Secured Note due July 10, 2004 (the "10% Senior Note"), and $1,375,500 outstanding in 8% Convertible Debentures due June 2003. In September 2000 the Company entered into a modification agreement with the holder of the 10% Senior Note. The agreement provides for interest plus $5,000 principal payments per month until May 2001, and thereafter equal monthly payments of principal and interest over a four year period. The Company is not in compliance with certain covenants of the 8% Convertible Debentures. However, the Company and the holders of the 8% Convertible Debentures have entered into a standstill agreement, whereby the debenture holders have agreed not to take any action with respect to exercising their conversion rights or declaring the 8% Convertible Debentures to be in default through November 2000. The standstill agreement requires the Company to make payments on the 8% Convertible Debentures of $25,000 in August 2000 (payment has been made) and $25,000 in September 2000, and timely registration of shares underlying the possible conversion of the 8% Convertible Debentures. If the Company does not meet the requirements of the standstill agreement, the holders of the 8% Convertible Debentures could cause the outstanding balance of the debentures to become due immediately, which would severely impair the Company's cash flow.

         The Company's debt could have important consequences to the holders of Common Stock by restricting the Company's ability to obtain additional financing for working capital, acquisitions or other purposes in the future. The Company's ability to meet the requirements of the standstill agreement related to the 8% Convertible Debentures, cure the violations under the covenants of the 10% Senior Note and the 8% Convertible Debentures, and make scheduled payments of principal or interest on, or to refinance, the Company's debt will depend on future operating performance and cash flow, which are subject to prevailing economic conditions and financial, competitive and other factors beyond its control.

         The obligations of the Company under the loan agreement for the 10% Senior Note is secured by a pledge of substantially all of the assets of the Company and its subsidiaries. If the Company becomes insolvent or is liquidated, or if payment under the loan agreement is accelerated, the investor would be entitled to exercise remedies available to secured creditors under applicable law and pursuant to the loan agreement. Accordingly, the holder of the 10% Senior Note will have a prior claim on the assets of the Company and its subsidiaries. The holders of the Debentures also have a security interest (junior to the holders of the 10% Senior Note) in substantially all of the assets of the Company and its subsidiaries. Foreclosure on the assets pledged to secure repayment of debt could reduce the Company's assets to a level at which assets would not be sufficient to make any distribution to shareholders in the event of liquidation.

Rich Coast has numerous outstanding options, warrants and convertible debentures which may adversely affect the price of Rich Coast's common stock.

         The Company has reserved 3,750,000 shares for issuance upon exercise of outstanding options under plans and warrants, and 16,061,111 shares for issuance upon conversion of the Debentures, and has registered 3,406,938 shares for public sale by the holders. Shares are issuable upon exercise of warrants and options at prices as low as $0.125 per Share. The 2,506,938 shares issuable upon conversion of the Debentures would represent 22.7% of the shares outstanding on October 23, 2000. There is no floor on the conversion price of the Debentures since the conversion price will be 75% of the average bid price of the Company's Common Stock for the five trading days immediately preceding the conversion. Any sale into the public market of Shares purchased privately at prices below the current market price could be expected to have a depressive effect on the market price of the Company's Common Stock. See "Description of Securities."

Issuance of Additional Shares Upon Conversion of Debentures if Market Price Declines/Dilution.

         The Company had a negative net tangible book value of $1,233,887 or ($0.11) per share of the Company's Common Stock on July 31, 2000. Net tangible book value per share is determined by dividing the tangible net worth of the Company (tangible assets less total liabilities) by the total number of outstanding shares of Common Stock. As the market price of the shares of Common Stock declines, more shares will be issued upon conversion since the conversion price is equal to the lesser of (i) $2.50, or (ii) 75% of the five day average closing bid price of the Common Stock for the five trading days immediately preceding the conversion date of the Debentures. If all $1,375,500 principal amount of Debentures was converted on October 23, 2000, when 75% of the five day average closing bid price was $0.117 per share, then the aggregate shares issued upon conversion would total 11,756,410, of which the 2,506,938 shares registered hereby would constitute only 21.3%. Since the conversion price of the Debentures is currently in excess of the net tangible book value per share of the Company's Common Stock, such conversion would not be dilutive to existing shareholders. However, in the event that the Company's net tangible book value per share exceeds the conversion price of the Debentures on the date of conversion, such conversion would have a dilutive effect.

Rich Coast does not expect to pay dividends.

         The Company has not paid dividends since inception on its common stock, and it does not contemplate paying dividends in the foreseeable future on its common stock in order to use all of its earnings, if any, to finance expansion of its operations.

Lack of trading market may make it difficult to sell Rich Coast's common stock.

         The only trading in Rich Coast's common stock is conducted on the OTC Bulletin Board. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the common stock. In addition, the Company's common stock is defined as a "penny stock" by rules adopted by the Commission. In such event, brokers and dealers effecting transactions in the common stock with or for the account of a customer must obtain the written consent of a customer prior to purchasing the common stock, must obtain certain information from the customer and must provide certain disclosures to such customer. These requirements may have the effect of reducing the level of trading in the secondary market, if any, of the common stock and reducing the liquidity of the common stock.

The stock price can be extremely volatile.

         The Company's common stock is traded on the OTC Bulletin Board. There can be no assurance that an active public market will continue for the common stock, or that the market price for the common stock will not decline below its current price. Such price may be influenced by many factors, including, but not limited to, investor perception of the Company and its industry and general economic and market conditions. The trading price of the common stock could be subject to wide fluctuations in response to announcements of business developments by the Company or its competitors, quarterly variations in operating results, and other events or factors. In addition, stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of companies, at times for reasons unrelated to their operating performance. Such broad market fluctuations may adversely affect the price of the common stock.

Issuance of preferred stock may adversely affect the price of Rich Coast's common stock.

         Rich Coast is authorized to issue 10,000,000 shares of preferred stock. The preferred stock may be issued in series from time to time with such designations, rights, preferences and limitations as the board of directors of Rich Coast may determine by resolution. The directors of Rich Coast have no current intention to issue preferred stock. However, the potential exists that preferred stock might be issued which would grant dividend preferences and liquidation preferences over the common stock, diminishing the value of the common stock.

Rich Coast's quotations for on site business do not result in signed contracts.

         When brokers, trucking companies and small manufacturing concerns have non hazardous wastes to dispose of, samples of the waste are delivered to Rich Coast and quotations are provided by Rich Coast. If Rich Coast's bid is accepted, the customer simply calls in to schedule deliveries. Rich Coast is at some risk without a signed contract and, therefore, must insure that customers with delinquent payables are put on cash on delivery basis before their indebtedness builds to a problem level.

Most of the business conducted by Rich Coast is based on oral agreements.

         Most of the waste treatment business conducted by the Company is based on oral agreements for the price of each load, rather than written contracts. These oral agreements are more difficult to enforce than written contracts.

                                USE OF PROCEEDS

         The Company will not receive any proceeds from sales of Shares by the Selling Shareholders. After deduction of expenses of this Offering payable by the Company, estimated to total $40,000, net cash proceeds are estimated to total $500,000.

                             SELLING SHAREHOLDERS

         The following table sets forth information known to the Company regarding the beneficial ownership of Shares of the Company's Common Stock as adjusted to reflect the sale of the shares offered hereby by each Selling Shareholder. The information set forth below is based upon information concerning beneficial ownership provided to the Company by each Selling Shareholder. Except as otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.

                                          Number of Shares            Number of
                                           Owned Prior to               Shares                Number of Shares Owned
               Name                       Offering/(1)(2)/        Offered Hereby/(1)/         After Offering/(1)(3)/
     -------------------------            ----------------        -------------------         ----------------------
Canadian Advantage Limited
Partnership/(6)/                               333,854                 333,854                          0
Sovereign Partners, LP/(7)/                    835,935                 835,935                          0
Dominion Capital Fund Ltd./(8)/              1,337,149               1,337,149                          0
Frippoma S.A./(9)/                           2,550,000               2,550,000                          0
S.B. Fletcher Consulting, Inc./(10)/           300,000                 300,000/(5)/                     0
Strauss Holding Limited/(11)/                  450,000                 450,000                          0

__________________

/(1)/ The number of Shares underlying the Debentures are those Shares registered for sale upon conversion of the Debentures held by Selling Shareholders. The number of shares of Common Stock indicated to be issuable in connection with conversion of the Debentures and offered for resale hereby is an estimate determined in accordance with a formula based on the market prices of the Common Stock, as described in this Prospectus, and is subject to adjustment and could be materially less or more than such estimated amount depending upon the market price of the Common Stock at the time the Debentures are converted.
/(2)/ Assumes that the Debentures are converted and all Shares are sold by the Selling Shareholders.
/(3)/ Beneficial ownership is calculated in accordance with Rule 13d 3 (d) of the Securities Exchange Act of 1934, as amended. Under Rule 13d 3 (d), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person of the class, but not deemed outstanding for the purpose of calculating the percentage owned of the class by any other person.

/(4)/ Includes Shares subject to a bleed out agreement with the Company whereby S.B. Fletcher will limit its weekly sales based on the bid price of the common stock.
/(5)/ Mark Valentine and Ian McKinnon, both residents of Canada, are the control persons of this offshore limited partnership in their positions as directors of this limited partnership.
/(6)/ Southridge Capital Management, LLC, a Delaware limited liability company, is the general partner for this Delaware limited partnership. Stephen Hicks and Daniel Pickett control the limited partnership in their positions as the officers of the general partner.
/(7)/ David Simms, a resident of British Virgin Islands, controls the fund in his position of sole director of the offshore fund.
/(8)/ This off shore entity is controlled by (and beneficially owned by) Paolo Floriani and Floriana Cantarelli, both of Lugano, Switzerland.
/(9)/ This entity is beneficially owned and controlled by David Karson of New York.
/(10)/ This off share entity is beneficially owned and controlled by Paolo Del Bue of Lugano, Switzerland.

Relationships and Transactions with Certain Selling Shareholders
----------------------------------------------------------------

         S.B. Fletcher Consulting, Inc. acted as a consultant for the Company over the last year and received its 300,000 shares offered hereby as compensation for consulting services. Except as described above, none of the Selling Shareholders has had any position, office or other material relationship with the Company during the past three years.


                             PLAN OF DISTRIBUTION

Sale of Securities by Selling Shareholders
------------------------------------------

         The Selling Shareholders have advised the Company that prior to the date of this Prospectus they have not made any agreements or arrangements with any underwriters, brokers or dealers regarding the resale of the Shares. The Company has been advised by the Selling Shareholders that the Shares may at any time or from time to time be offered for sale either directly by the Selling Shareholders or by their transferees or other successors in interest. Such sales may be made in the over the counter market or in privately negotiated transactions.

         The Selling Shareholders have exercised their right to require the Company to register the Shares which the Selling Shareholders purchased from the Company in private transactions. The Selling Shareholders were granted certain registration rights pursuant to which the Company has agreed to maintain a current registration statement to permit public sale of the Shares for a period of at least nine months from the date of this Prospectus or until the Shares have been sold, whichever first occurs. The Company will pay all of the expenses incident to the offering and sale of the Shares to the public by the Selling Shareholders other than commissions and discounts of underwriters, dealers or agents, if any. Expenses to be paid by the Company include legal and accounting fees in connection with the preparation of the Registration Statement of which this Prospectus is a part, legal fees in connection with the qualification of the sale of the Shares under the laws of certain states, registration and filing fees, printing expenses, and other expenses. The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders.

         The Company anticipates that the Selling Shareholders from time to time will offer the Shares through: (i) dealers or agents or in ordinary brokerage transactions; (ii) direct sales to purchasers or sales effected through an agent; (iii) privately negotiated transactions; or (iv) combinations of any such methods. The Shares would be sold at market prices prevailing at the time of sale or at negotiated prices. Dealers and brokers involved in the offer and sale of the Shares may receive compensation in the form of discounts and commissions. Such compensation, which may be in excess of ordinary brokerage commissions, may be paid by the Selling Shareholders and/or the purchasers of Shares for whom such underwriters, dealers or agents may act. The Selling Shareholders and any dealers or agents which participate in the distribution of the Shares may be deemed to be "underwriters" as defined in the 1933 Act and any profit on the sale of the Shares and any discounts, commissions or concessions received by any dealers or agents might be deemed by the NASD to constitute underwriting compensation.

         If the Company is notified by the Selling Shareholders that any material arrangement has been entered into with an underwriter for the sale of Shares, a supplemental prospectus will be filed to disclose such of the following information as the Company believes appropriate: (i) the name of the participating underwriter; (ii) the number of Shares involved; (iii) the price at which such Shares are sold; (iv) the commissions paid or discounts or concessions allowed to such underwriter; and (v) other facts material to the transaction.

         Sales of Shares on the OTC Bulletin Board may be by means of one or more of the following: (i) a block trade in which a broker or dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a dealer as principal and resale by such dealer for its account pursuant to this Prospectus; and (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate.

         The Company is unable to predict the effect which sales of the Shares by the Selling Shareholders might have upon the market price of the Company's Common Stock or the Company's ability to raise further capital. See "Risk Factors."

Private Sale of Common Stock by the Company
-------------------------------------------

         The Company will issue Shares of "restricted" Common Stock to the Selling Shareholders upon their conversion of Debentures which they received from the Company in private transactions. The Company anticipates that Shares issued upon conversion of the Debentures will be sold by the Selling Shareholders as described above.

Indemnification
---------------

         The Company's Articles of Incorporation provide that the Company shall indemnify any officer, employee, agent or director against liabilities (including the obligation to pay a judgment, settlement, penalty, fine or expense), incurred in a proceeding (including any civil, criminal or investigative proceeding) to which the person was a party by reason of such status. Such indemnity may be provided if the person's actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in the Company's best interest with respect to actions taken in the person's official capacity; (iii) were reasonably believed not to be opposed to the Company's best interest with respect to other actions; and (iv) with respect to any criminal action, the director had no reasonable grounds to believe the actions were unlawful. Unless the person is successful upon the merits in such an action, indemnification may generally be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the shareholders that the applicable standard of conduct was met by the director to be indemnified.

         A director, employee, agent, or officer who is wholly successful, on the merits or otherwise, in defense of any proceeding to which he or she was a party, is entitled to receive indemnification against reasonable expenses, including attorneys' fees, incurred in connection with the proceeding. In addition, a corporation may indemnify or advance expenses to an officer, employee or agent who is not a director to a greater extent than permitted for indemnification of directors, if consistent with law and if provided for by its articles of incorporation, bylaws, resolution of its shareholders or directors or in a contract.

         In connection with this Offering the Company and the Selling Shareholders have agreed to indemnify each other against certain civil liabilities, including liabilities under the 1933 Act. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable.

                               LEGAL PROCEEDINGS

         Neither the Company nor any of its officers and directors is currently a party to any material legal proceeding.

                                DIVIDEND POLICY

         The Company has never declared or paid any dividends or distributions on its Common Stock. The Company anticipates that for the foreseeable future all earnings will be retained for use in the Company's business and no cash dividends will be paid to stockholders. Any payment of cash dividends in the future on the Common Stock will be dependent upon the Company's financial condition, results of operations, current and anticipated cash requirements, plans for expansion, as well as other factors that the Board of Directors deems relevant.

                                  MANAGEMENT

         Executive officers of the Company are elected by the Board of Directors, and serve for a term of one year and until their successors have been elected and qualified or until their earlier resignation or removal by the Board of Directors, except as otherwise provided in the employment agreements with Messrs. Truxell and Fagan. There are no family relationships among any of the directors and executive officers of the Company.

         The following table sets forth names and ages of all executive officers and directors of the Company:

Name, Age and
Municipality Residence          Office                               Principal Occupation
----------------------          ------                               --------------------
Robert W. Truxell               Chairman of the Board and Director   Chairman and Chief Executive Officer of
Bloomfield Hills, MI            since January 1996; Secretary        Integrated Waste Systems, 1992-1995; President
Age:     75                     since December 1997; CEO January     of Microcel, Inc., 1990-1992; Vice President
                                1996 to January 1997.                of General Dynamics, 1983-1990

James P. Fagan                  President and Director since         President and Chief Operating Officer of Waste
Dearborn, Michigan              January 1996; Chief Executive        Reduction Systems 1992-1995; Vice President
Age:     49                     Officer since January 1997           of The Powers Fagan Group, Inc. 1990-1996


George P. Nassos                Director since August 1997           Director of environmental management program
Glenview, IL                                                         and adjunct professor for Stuart School of
Age:     60                                                          Business; 1996 present President Fiber
                                                                     Energy, Inc., an environmental consulting
                                                                     company; 1992-1995, Director of Fiber Fuels
                                                                     division for Cemtech LP; 1981-1992 employed by
                                                                     Chemical Waste Management, Inc.

Michael M. Grujicich            Chief Financial Officer and          Director Sales Canada WRS 1993-1996,
Dearborn, MI                    Treasurer since August 1996          Director MRPII, General Dynamics Land Systems
Age:     54                                                          Division 1983-1993, Divisional Controller
                                                                     Rockwell International 1981-1983

Michael R. Fugler               Director since December 1999         Self employed Attorney at Law since 1972, with
New York, New York                                                   a current practice emphasis in Securities,
Age:     51                                                          Corporate Finance and International Law;
                                                                     officer and shareholder of Millennium
                                                                     Financial Group, Inc. from 1996 to present.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

         To the knowledge of the Management of the Company the following tables set forth the beneficial ownership of the Company's Common Stock as of October 23, 2000 by each Director and each Executive Officer named in the Summary Compensation Table, and by all Directors and Executive Officers as a group.

     Name of Beneficial Owner/Name
      of Director/Identity of Group                      Shares Beneficially Owned                Percent of Class
      -----------------------------                      -------------------------                ----------------
Robert W. Truxell                                              1,026,462/(1)/                           8.75%
Chairman/Director

James P. Fagan                                                   633,327/(2)/                           5.46%
President/CEO/Director

George P. Nassos                                                 148,513/(3)/                            1.3%
Director

Michael R. Fugler                                                100,000/(4)/                            0.9%
Director

Michael Grujicich,                                                     0                                   0
Treasurer

All directors and executive                                    1,908,302/(5)/                           15.3%
officers as a group (five persons)

__________________
(1) Includes: (i) 345,800 shares held jointly; (ii) currently exercisable options and warrants to purchase 50,000 shares at $0.125 per share;
         (iii) currently exercisable options to purchase 505,662 shares at $0.125 per share; (iv) currently exercisable options to purchase 125,000 common shares at $0.125 per share. Does not include an option to acquire 12.5% (inclusive of current holdings) of the fully diluted ownership of the Company, exercisable at $0.30 per share, which vests upon the Company attaining six consecutive months with EBITDA in excess of $600,000.
(2) Includes: (i) 77,100 shares held by James P. Fagan; (ii) currently exercisable options and warrants to purchase 70,386 shares at $0.125 per share; (iii) 125,000 shares at $0.125 per share; and (iv) 360,841 shares at $0.125 per share. Does not include an option to acquire 12.5% (inclusive of current holdings) of the fully diluted ownership of the Company, exercisable at $0.30 per share, which vests upon the Company attaining six consecutive months with EBITDA in excess of $600,000.
(3) Includes currently exercisable options to purchase 100,000 shares at $0.125 per share.
(4) Includes currently exercisable options to acquire 100,000 shares at $0.125 per share.
(5)      Includes securities reflected in footnotes 1 4.

         To the knowledge of the Directors and Senior Officers of the Company, as of October 23, 2000, there are no persons and/or companies who or which beneficially own, directly or indirectly, shares carrying more than 5% of the voting rights attached to all outstanding shares of the Company, other than:

            Name and Address of                             Amount and Nature of
              Beneficial Owner                              Beneficial Ownership                  Percent of Class
              ----------------                              --------------------                  ----------------
Frippoma S.A.                                                  2,550,000/(1)/                         23.1%
Via Cattori 3, 6902 Paradiso
Switzerland

Robert W. and Linda C. Truxell                                 1,026,462/(2)/                         8.75%
10200 Ford Road
Dearborn, MI  48126

James P. Fagan                                                   633,327/(3)/                         5.46%
4415 Comanche
Okemos, MI  48864

Alan Moore                                                     1,606,037/(4)/                        12.72%/(5)/
9441 LBJ Freeway
Suite 500
Dallas, TX  75243

__________________

(1) Consists of shares directly owned. This off shore entity is controlled by (and beneficially owned by) Paolo Floriani and Floriana Cantarelli, both of Lugano, Switzerland.
(2) Includes: (i) 345,800 shares held jointly; (ii) currently exercisable options and warrants to purchase 50,000 shares at $0.125 per share;
         (iii) currently exercisable options to purchase 505,662 shares at $0.125 per share; (iv) currently exercisable options to purchase 125,000 common shares at $0.125 per share. Does not include an option to acquire 12.5% (inclusive of current holdings) of the fully diluted ownership of the Company, exercisable at $0.30 per share, which vests upon the Company attaining six consecutive months with EBITDA in excess of $600,000.
(3) Includes: (i) 77,100 shares held by James P. Fagan; (ii) currently exercisable options and warrants to purchase 70,386 shares at $0.125 per share; (iii) 125,000 shares at $0.125 per share; and (iv) 360,841 shares at $0.125 per share. Does not include an option to acquire 12.5% (inclusive of current holdings) of the fully diluted ownership of the Company, exercisable at $0.30 per share, which vests upon the Company attaining six consecutive months with EBITDA in excess of $600,000.

(4) Consists of 25,000 shares directly owned, and 897,750 shares owned by Red Oak Capital, a warrant to purchase 99,750 shares of common stock held by Capital Red Oak Partners, Inc. exercisable for ten years at $0.20 per share and a warrant to purchase 583,537 shares of common stock held by Capital Red Oak Partners, Inc. exercisable at $0.50 per share for ten years. Red Oak Capital is a d/b/a for Alan Moore. Capital Red Oak Partners, Inc. is a Texas corporation controlled by Alan Moore.
(5) 900,000 shares of restricted common stock are to be issued to Red Oak capital or its assigns, including the 897,750 shares referenced in footnote (4). These shares have not yet been issued by the Company's transfer agent, and are included only in the beneficial ownership calculation for Mr. Moore and not in that of any other beneficial owner.

         All percentages in this section were calculated on the basis of outstanding securities plus securities deemed outstanding pursuant to Rule 13 d 3(d)(1) under the United States Securities Act of 1934.

         Other than: (i) the possible conversion into the Company's Common Stock of the remaining $1,375,500 principal amount of convertible debentures issued by the Company in June 1998; and (ii) the option held by Messrs. Truxell and Fagan to acquire 12.5% each (inclusive of current holdings) of the fully diluted ownership of the Company (which vests upon the Company attaining six consecutive months with EBITDA in excess of $600,000), there are no arrangements or agreements which could in the future result in a change of control of the Company.

                           DESCRIPTION OF SECURITIES

         The following summary description of the Company's securities is not complete and is qualified in its entirety by reference to the Company's Articles of Incorporation and Bylaws.

         The authorized capital stock of the Company consists of 100,000,000 shares of $.001 par value common stock (previously defined as "Common Stock") and 10,000,000 shares of $0.001 par value preferred stock ("Preferred Stock"), which the Company may issue in one or more series as determined by the Board of Directors. As of July 19, 2000 there were 11,039,889 shares of Common Stock issued and outstanding that are held of record by approximately 2,915 shareholders.

Common Stock

         Each holder of record of shares of the Company's Common Stock is entitled to one vote for each share held on all matters properly submitted to the shareholders for their vote. Cumulative voting in the election of directors is not authorized by the Articles of Incorporation.

         Holders of outstanding shares of Common Stock are entitled to those dividends declared by the Board of Directors out of legally available funds, and, in the event of liquidation, dissolution or winding up of the affairs of the Company, holders are entitled to receive ratably the net assets of the Company available to the shareholders. Holders of outstanding Common Stock have no preemptive, conversion or redemption rights. All of the issued and outstanding shares of Common Stock are, and all unissued shares of Common Stock, when offered and sold will be, duly authorized, validly issued, fully paid and nonassessable. To the extent that additional shares of Common Stock of the Company may be issued in the future, the relative interests of the then existing shareholders may be diluted.

Preferred Stock

         The Company's Board of Directors is authorized to issue from time to time, without shareholder authorization, in one or more designated series, any or all of the authorized but unissued shares of Preferred Stock with such dividend, redemption, conversion and exchange provisions as may be provided by the Board of Directors with regard to such particular series. Any series of Preferred Stock may possess voting, dividend, liquidation and redemption rights superior to those of the Common Stock. The rights of the holders of Common Stock will be subject to and may be adversely affected by the rights of the holders of any Preferred Stock that may be issued in the future. Issuance of a new series of Preferred Stock, or providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or discourage a third party from acquiring the outstanding shares of Common Stock of the Company and make removal of the Board of Directors more difficult. No shares of Preferred Stock are currently issued and outstanding, and the Company has no present plans to issue any shares of Preferred Stock.

Dividends

         See the discussion under the heading "Dividend Policy" above in this prospectus.

Anti Takeover Provisions

         The Company's Articles of Incorporation and Bylaws (the "Incorporation Documents") contain provisions that may make it more difficult for a third party to acquire, or may discourage acquisition bids for, the Company. The Board of Directors of the Company is authorized, without action of its shareholders, to issue authorized but unissued Common Stock and Preferred Stock. The existence of undesignated Preferred Stock and authorized but unissued Common Stock enables the Company to discourage or to make it more difficult to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise.

                        SEC POSITION ON INDEMNIFICATION

         Pursuant to the provisions of the Nevada General Corporation Law, the Company has adopted provisions in its Articles of Incorporation which provide that directors of the Company shall not be personally liable to the Company or its stockholders for damages for breach of fiduciary duty as a director or officer, except for liability for: (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law; or (ii) the payment of distributions in violation of Nevada Revised Statutes 78.300.

         The Company's Articles of Incorporation state that the Company shall indemnify, to the fullest extent permitted by applicable law, any person, and the estate and personal representative of any such person, against all liability and expense (including attorneys' fees) incurred by reason of the fact that he is or was a director, officer, employee or agent of the Company or, while serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or enterprise. The Company also shall indemnify any person who is serving or has served the Company as director, officer, employee, fiduciary, or agent, and that person's estate and personal representative, to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.

         Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In November 1999 the Company, Robert Truxell and James Fagan entered into an agreement regarding compensation with the holders of the Debentures and Millennium Financial Group, Inc. whereby, among other things, Messrs. Truxell and Fagan agreed to substantially reduced salaries for a period of time and each was granted an option to acquire 12.5% (inclusive of his current holdings) of the fully diluted ownership of the Company, exercisable at $0.30 per share, which vests upon the Company attaining six consecutive months with EBITDA in excess of $600,000. This option was approved by the Company's then Board of Directors in April 1999, and again in November 1999.

                            DESCRIPTION OF BUSINESS

General Development of Business
-------------------------------

         Rich Coast Inc. (the "Company" and/or "Rich Coast") is a non hazardous waste treatment and disposal facility. Its primary operations have been receiving recyclable liquid waste transported to Rich Coast by trucking companies, and separating the waste into liquid waste streams and pumpable waste streams containing a mixture of liquids and solids. Rich Coast's executive office is located at 6011 Wyoming Avenue, Dearborn, MI. 48126. All of Rich Coast's operations are located in Dearborn, Michigan at 6011 Wyoming Avenue.

         The Company was initially incorporated in the Province of British Columbia and through 1996 operated under the name of Rich Coast Resources Ltd. In February 1997 the Company was reincorporated in Delaware under the name Rich Coast Inc. Effective July 14, 1998, the Company reincorporated in the State of Nevada (from Delaware).

         On January 16, 1996, the Company acquired a new plant and processing facility located in Dearborn, Michigan from Mobil Oil Corporation (the "Wyoming Terminal Facility"). This acquisition increased the Company's storage capacity by more than nine million gallons of tank capacity which allows the Company to pursue much larger contracts. The Company also acquired a 17 mile product pipeline from the facility to the Detroit River, which gives the Company access to the St. Lawrence Seaway and the Great Lakes Waterway System. At the time the pipeline was acquired, management expected to be able to use the waterway access to ship and receive products by water vessel and thereby increase the Company's customer base. The Company's original plan was to consider using the Pipeline for the transportation of waste or the transportation of treated waste. However, the Company has determined that it is currently more efficient to use conventional transportation methods for waste. Therefore, during late 1999, the Company began considering selling or otherwise disposing of the Pipeline. Management has had preliminary discussions with companies and individuals within the telecommunication industries and based on these discussions and analysis, management considers that the Pipeline has an alternative use as a right of way for telecommunication cable or similar use. To fund acquisition of both the terminal and pipeline, the Company completed a $2.0 million senior secured debt financing with a private investor. The five year financing bears interest at 10%, may be prepaid at any time without penalty, and is secured by the Wyoming Terminal Facility. Purchase prices for the terminal and pipeline were $1,579,000 and $296,000 respectively.

         In June 1999, Thornton Donaldson and Geoffrey Hornby resigned as directors of the Company. In December 1999, Michael Fugler was appointed to the Board of Directors.

         Rich Coast operates a 250 gallon per minute waste stream separation system at the Wyoming Avenue terminal facility. This system separates liquid waste streams and pumpable waste streams containing a mixture of liquids and solids. This production system has also been used to demonstrate waste processing to prospective customers. Demonstrations have been highly successful in separation and recovery of wastes discharged by slaughterhouse operations and by the paper/pulp industry. On customer site installations have occurred for both industries. Rich Coast revised its business strategy in mid 1999 to concentrate on installation of proprietary Rich Coast waste treatment systems at slaughterhouse and pulp paper company locations. A production installation has been completed and successfully tested at a cattle slaughterhouse. The production installation test proved that marketable grease could be efficiently recovered using Rich Coast's process equipment. A 100% treatment system operated full scale in September 2000. The system performed successfully but the customer elected to shut down the system until installation of an auger conveyor, necessary for efficient handling of recovered greases, is completed. Completion of the handling system and resumption of full scale operations are scheduled for November 2000. Resultant operating savings and recovered waste product revenues from the slaughterhouse operation will be shared with Rich Coast.

         Subsequent and similar installations are planned at two other slaughterhouse locations by calendar year end. Results are expected to be very profitable for both the customer and Rich Coast, but most significant to the future of Rich Coast is that the Company can go worldwide with installations without having to depend on trucking companies and brokers to bring business into the Company's facility.

         A pulp paper demonstration has also been completed successfully with the result that an engineering contract for a production system at Rock Tenn's Plant in Otsego, Michigan has been received and fulfilled. A production contract is now being negotiated for the pulp paper plant.

         Currently, the Company's waste treatment business is generated through "blanket" contracts between the large automotive companies and Tier I suppliers (the largest waste disposal companies). These contracts consisted of pricing to handle a large variety of waste streams. Rich Coast submits pricing for specific waste streams included in the "blanket" contracts. Written contracts are seldom awarded by the Tier I companies to Tier II companies such as Rich Coast. Rather, Rich Coast conducts most of its business under oral contracts.

Ford Road Facility
------------------

         The Company's Ford Road facility, purchased June 2, 1993 and placed in operation on July 9, 1993 was approaching its capacity limits in 1999. After acquisition of Rich Coast's Wyoming Avenue site on January 15, 1996 and facilitation of that site, the Ford Road property was no longer necessary to meet capacity requirements and was offered for sale.

         The Company received its first offer for purchase of its Ford Road facility on October 20, 1998; however, the purchaser was unable to obtain financing. A second offer from a different purchaser, de Monte Fabricators, Ltd., was signed on September 9, 1999 for the same price, $450,000, as the October 1998 offer. The sale closed on August 11, 2000. The carrying value for the Company's Ford Road facility was higher than the accepted sale price and resulted in an impairment loss of $169,739, which was recorded during the quarter ended October 31, 1999. In anticipation of the closing of the sale, all Ford Road operations have been consolidated at the Company's Wyoming Avenue site, and this consolidation will allow savings to be realized in the Company's overhead. Relocation and consolidation of operations has generated increased capability through the installation of two new and larger truck dumping pits.

Wyoming Avenue Site
-------------------

         When the Wyoming Avenue Terminal Facility came on the market, Rich Coast was faced with an unprecedented opportunity but without adequate funding to acquire and facilitate the property. Realizing that to replicate the Wyoming Avenue Terminal facility at a later date would be prohibitively expensive and time consuming, Rich Coast borrowed $2,000,000 and acquired Mobil's 17 acres in the heart of the automobile industry. This acreage included 12 storage tanks, six tanker truck loading and unloading racks which connect to all tanks, a one million gallon per day sewer permit, a supportive community which allows industrial zoning and expansion permits plus the pipeline to the Detroit River which gives Rich Coast the opportunity to service the entire east coast of the United States.

         Liquid waste disposal operations have been transferred from the Company's Ford Road facility to its Wyoming Avenue site. Non hazardous wastes in the form of sludges, oil wastes, drum and pallet loads, waste waters and leachates are now treated at the Wyoming Avenue site for disposal to the Detroit sewage system, the Browning Ferris Industries landfill at Arbor Hills, Michigan or as a recycled oil product. Adequate space exists at the Wyoming Avenue site for additional processing equipment to meet capacity demands expected over the next several years.

         Rich Coast's 17 acre Wyoming Avenue site has had 58 borings analyzed by the State of Michigan and has received a "covenant not to be sued" by the State of Michigan. This environmental status is extremely attractive to all major automotive industry suppliers in the area, inasmuch as they avoid liability for any pollution that existed at the time borings were made. Rich Coast has successfully passed customer audits that allow the Company to compete for the oily wastes coming out of the auto industry. The biological treatment system is an excellent complementary system to the waste oil treatment in that the oily water separated during the treatment process can go directly to the biological treatment system and then to the sewer with assurances that even the more stringent discharge regulations now being considered by the EPA can be met.

Rich Coast Inc. Pipeline
------------------------

         The 17 mile long pipeline from Rich Coast's Wyoming Avenue site to Mobil's Woodhaven Terminal Facility was purchased knowing that some repairs probably would be required. The pipeline has defects in its exterior coatings that need to be repaired, at a cost estimated at $150,000. Before the pipeline will be repaired and utilized, the Company will require long term contracts with several large volume users to justify the expense and to justify barge shipments throughout the Great Lakes Region and the St. Lawrence Seaway. Currently, the pipeline is not operational.

Research and Development
------------------------

         In the past two fiscal years the Company estimates it has not made any expenditures on Research and Development, but it has made investments in development of waste treatment processes. During the fiscal years ended April 30, 1999 and 2000 the Company expended approximately $92,000 and $87,000, respectively, for development of waste treatment processes. Development work related to separation of various liquid phases and light solids has been done on an air sparged hydrocyclone system. Separation of phenols, fats, oils, greases and other impurities from water based waste streams has been developed and incorporated in a commercial size installation at the Wyoming Avenue site.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following information should be read in conjunction with the consolidated financial statements included herein, which were prepared in accordance with generally accepted accounting principles ("GAAP") in the United States.

         The Company entered into a new growth stage when Rich Coast Resources, Ltd., Integrated Waste Systems and the Powers Fagan Group merged with an effective financial start date of October 31, 1995. At that time the main business focus became treatment of non hazardous wastes. All remaining mining, gas and oil related businesses were disposed of in fiscal year 1997 without any gain or loss to the Company.

         As a result of acquiring the Wyoming Avenue terminal facility from Mobil Oil Corporation, and redomiciling of the Company from British Columbia, Canada to Delaware, U.S.A., the Company reorganized into the parent company, Rich Coast Inc. and four subsidiary corporations identified as:

               Rich Coast Resources, Inc.
               Rich Coast Oil, Inc.
               Waste Reduction Systems, Inc.
               Rich Coast Pipeline, Inc.

         On June 19, 1998, the Company reverse split its Common Stock one for four. Effective July 14, 1998 the Company incorporated in the State of Nevada.

         On February 17, 1999, the Company's shares were de listed from the NASDAQ Small Cap Market. The Company's common stock is now trading on the Over the Counter (OTC) Bulletin Board.

Results of Operations
---------------------

For the Fiscal Year Ended April 30, 2000:

     Revenues increased $640,296 or 28.2% from $2,267,452 to $2,907,748 for the twelve months ended April 30, 1999 and 2000, respectively. The revenue increase resulted from price increases, new customers and retention of a majority of the business that was diverted from City Environmental, a major competitor in Detroit, Michigan, when that company was temporarily shut down during the months of October, November and December 1999. City Environmental operations resumed in January 2000 without any significant impact on Rich Coast's business. Rich Coast retained about 75% of diverted business. Rich Coast's lower prices and the opportunity for Rich Coast to demonstrate its service capabilities have helped retain this business. Net loss for this latest fiscal year ended April 30, 2000 was $3,134,090 compared to the previous fiscal year loss of $2,572,496. Included in the $3,134,090 loss are depreciation and impairment losses of $1,954,674 which are non cash events.

     Cost of sales decreased by $139,365, or 10%, from $1,378,367 to $1,239,002.
The decrease resulted from a reduction in landfill and transportation costs.

     General and administrative expense increased by $223,417, or 10%, from $2,188,888 to $2,412,305. The increase resulted primarily from increased property taxes of approximately $75,000, increased depreciation of approximately $82,000, a lost deposit relating to a renovation contract that was terminated of approximately $88,0000, increased repairs and maintenance, utilities and pipeline staking fees of approximately $42,000, and increased bad debt of approximately $22,000; offset by a decrease in legal and accounting fees of approximately $109,000.

     Sales and marketing decreased $256,962, or 57% from $450,059 during the fiscal year ended April 30, 1999 to $193,097 during the fiscal year ended April 30, 2000. This decrease was due to termination of contracts with new business developments.

     Rich Coast's asset values were reviewed throughout the fiscal year ended April 30, 2000 in consideration of management's decision to expand its off site customer locations for installations of recently developed proprietary processes. The Company will also continue to improve its waste treatment business at its Wyoming Avenue facility. During the year ended April 30, 1999, the Company incurred $50,000 of expense related to the Comer lawsuit and a total impairment loss of $1,564,595 was recorded during the year. The impairment loss relates to the Company's distillation unit, Ford Road facility and ZPM equipment. As a result its distillation unit, located at Rich Coast's terminal in Dearborn, Michigan was written down from $2,024,706 to $800,000 during the third quarter of its fiscal year ending April 30, 2000. The unit is being stored pending a study of potential future uses, one of which is production of activated charcoal. Reapplication of this distillation unit, originally designed for refinement of sulfur ore, to soil remediation did not prove to be economically feasible. It is thought that certain portions of the distillation unit can be used to produce activated charcoal and that portion of the system has been valued at $800,000.

     Additionally, asset value was reduced by $169,739 due to Rich Coast's sale of its Ford Road facility for less than its book value. This impairment loss was reported in the second quarter of this fiscal year ended April 30, 2000. In the fourth quarter of this latest fiscal year, the Company also wrote off the special aeration unit purchased from ZPM due to its limited ability to accept even modest variations in waste streams and the system's unacceptably high noise level. The Company realized an impairment loss of $170,150 on this equipment.

     Lawsuit settlement expense increased by $100,000, or 200%, from $50,000 to $150,000. The increase resulted from the settlements of law suits with Mobil Oil Corp., for a cash payment of $100,000, and with Comer Holdings for a cash payment of $50,000 and the issuance of 250,000 shares of common stock, with a market value of $50,000. During the fiscal year ended April 30, 1999, the Company accrued $50,000 of expense related to the Comer lawsuit.

     Interest expense, beneficial conversion feature, decreased by $764,666, or 100%, from $764,666 to $0. The beneficial conversion features related to the 10% convertible promissory notes (converted to common stock during the year ended April 30, 1999) and the 8% convertible debentures ($1,375,500 outstanding principal at April 30, 2000) were fully amortized to interest expense during the year ended April 30, 1999. Other interest expense increased $189,383 or 65% from $293,456 in 1999 to $482,839 in 2000. This increase was primarily due to the interest accrued on the 8% convertible debenture, which was not outstanding for the entire year ended April 30, 1999, and the increase from 8% to 12% on the Company's approximately $76,000 land contract payable.

     During the fiscal year ended April 30, 1999, the Company made various modifications to improve efficiencies in its waste treatment process. The Company recorded a change in its estimated accrued oil and waste treatment cost, resulting in a gain of $285,588.

     Net loss for the fiscal year ended April 30, 2000 was $3,134,090 compared to a net loss of $2,572,496 for the fiscal year ended April 30, 1999, an increase of $561,594 or 22%. Loss per share decreased $0.09, or 18%, from $0.49 per share for the fiscal year ended April 30, 1999 to $0.40 per share for the same period in 2000. Loss per share was also impacted by an increase in the weighted average number of shares of 2,714,140.

For the Three Months Ended July 31, 2000

     Sales increased $193,497, or 32.1%, from $603,649 during the three months ended July 31, 1999 to $797,146 during the three months ended July 31, 2000. This increase is a result of retaining the Company's existing customer base in conjunction with adding new business through the efforts of two recently hired sales people.

     Cost of sales increased $57,039, or 21.3%, from $267,960 during the three months ended July 31, 1999 to $324,999 during the three months ended July 31, 2000. This increase directly relates to the increase in sales. Furthermore, cost of sales as a percentage of sales decreased 8.1%, from 44.4% during the three months ended July 31, 1999 to 40.8% during the three months ended July 31, 2000. This decrease is partly due to lower landfill costs.

     General and administrative expenses increased $69,053, or 12.3%, from $563,104 during the three months ended July 31, 1999 to $632,157 during the three months ended July 31, 2000. This increase is partly due to higher payroll and payroll related expenses.

     Sales and marketing expenses increased $7,238, or 20.2%, from $35,895 during the three months ended July 31, 1999 to $43,133 during the three months ended July 31, 2000. This increase is mostly due to higher travel, meal and entertainment expenses.

     During the three months ended July 31, 1999, the Company incurred $50,000 of lawsuit settlement expense involving Comer Holdings, Ltd.

     Interest expense increased $38,781, or 70.9%, from $54,690 during the three months ended July 31, 1999 to $93,471 during the three months ended July 31, 2000. The increase was primarily due to higher interest rates and debt finance costs.

     Net loss decreased $71,386, or 19.4%, from $368,000 during the three months ended July 31, 1999 to $296,614 during the three months ended July 31, 2000. Net loss per common share decreased $0.03, or 50%, from $0.06 per share during the three months ended July 31, 1999 to $0.03 per share during the three months ended July 31, 2000. Net loss per common share was impacted by an increase in the weighted average number of common shares of 4,115,514.


     Rich Coast's focus on implementing successful cattle slaughterhouse waste stream clean up and waste recovery systems continues. The Company's first production installation is expected to be completed by November 1, 2000 and trial runs have produced savings in excess of estimates incorporated in the Company's first contract which is for five years with a large cattle slaughterhouse company. Future installations at this company's other locations are now being planned for operation by year end.

     As previously reported Rich Coast is also pursuing a contract with a pulp paper facility at which successful demonstrations have been made. Environmental issues that have delayed contract development are now resolved and contract negotiations are proceeding. Rich Coast management believes that the Company's unique aeration technology, its successful demonstrations and competitive pricing will result in a signed contract by December 31, 2000.

     The sale of Rich Coast's Ford Road facility closed on August 11, 2000. After payment of property taxes, legal fees, commissions, environmental costs and pay off of its land contract, Rich Coast realized positive cash of $217,735. On the date of closing, Rich Coast's headquarters and all of its operations were transferred to its nineteen acre terminal location at 6011 Wyoming Avenue, Dearborn, Michigan 48126.

     Consolidation of all operations at 6011 Wyoming Avenue required renovation of an existing headquarters building at the Wyoming Avenue site. The cost of the renovation approximated $22,000. More significantly, replication and expansion of sludge handling facilities abandoned at the Ford Road site were required. This requirement was met by installation of two larger and more efficient sludge disposal pits costing $96,400 (of which approximately $20,900 was completed prior to April 30, 2000 and approximately $75,000 was completed during the quarter ended July 31, 2000). These commitments represent the only major capital expenditures made by Rich Coast during its first quarter.

     The Company and its debenture holders entered into a standstill agreement whereby the debenture holders have agreed not to take any action with respect to exercising their conversion rights or declaring the debentures to be in default through November 2000. The standstill agreement required the Company, among other actions, to make payments on the debentures of $50,000 in June 2000 (completed), $25,000 in August 2000 (completed) and $25,000 in September 2000; timely registration of shares underlying the possible conversion of the debentures; and the Company completing the next phase of equity funding.

Recently Issued Accounting Pronouncements
-----------------------------------------

     SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, is effective for financial statements for all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS No. 133 standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring that an entity recognize those items as assets or liabilities in the statement of financial position and measure them at fair value. SFAS No. 133 also addresses the accounting for certain hedging activities. The Company currently does not have any derivative instruments nor is it engaged in hedging activities, thus the Company does not believe implementation of SFAS No. 133 will have a material impact on its financial statement presentation or disclosures.

Liquidity and Capital Resources
-------------------------------

     The Company's financial statements for the year ended April 30, 2000 and for the three months ended July 31, 2000, respectively, have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. For the year ended April 30, 2000, the Company reported a net loss of $3,134,090 and has a stockholders' deficit of $1,145,023. At April 30, 2000, a significant portion of the Company's debt was currently due and the Company had a working capital deficit of $4,665,200. For the three months ended July 31, 2000, the Company reported a net loss of $296,614 and has a stockholders' deficit of $1,216,637. At July 31, 2000, a significant portion of the Company's debt is currently due and the Company has a working capital deficit of $4,727,942. In September 2000 the Company entered into a modification agreement with the holder of the 10% Senior Note. The agreement provides for interest plus $5,000 principal payments per month until May 2001, and thereafter equal monthly payments of principal and interest over a four year period. The agreement also provides for the issuance of 900,000 restricted shares to the Holder and its assigns under the loan modification agreement with Red Oak Capital Partners. The Company has also experienced difficulty and uncertainty in meeting its liquidity needs. The Independent Auditors' Report on the Company's financial statements as of and for the year ended April 30, 2000 included a "going concern" explanatory paragraph which means that the Auditors expressed substantial doubt about the Company's ability to continue as a going concern. Management's plans to address these concerns include:




(a)  Waste processing at customers' sites

     Management has developed plans to consider shifting from processing waste treatment at the Company's facilities to processing waste directly at customer sites, which management believes may result in increased profit margins. The Company has entered into a contract with a slaughterhouse to implement customer site waste treatment during the fall of 2000. Upon evaluation of this initial contract, management will determine the extent to which the Company will pursue customer site waste treatment versus using its current facilities.

(b)  Sale of Ford Road facility and consolidation of operating sites

     The Company sold its Ford Road facility for $450,000, which produced a positive cash flow of $217,743 after payment of a $75,525 land contract and certain other obligations. The Company intends to use the proceeds for other working capital purposes. Management consolidated its waste processing operations at its Wyoming Terminal facility and expects to gain cost efficiencies and savings through this process.

(c)  Financing agreement

     The Company has a signed agreement with an investment banker that will provide up to $2,000,000 of either equity or debt financing. The investment banker has indicated that continued increases in revenues, continued progress in off site installation and initial customer site waste processing will make it easier to attract investors to the Company. Through July 31, 2000, $825,000 ($600,000 through the fiscal year ended April 30, 2000 and $225,000 during the quarter ended July 31, 2000) of equity financing has been provided in exchange for the issuance of 4,125,000 shares of common stock (1,125,000 shares during the quarter ended July 31, 2000). An additional $175,000 has been scheduled for delivery during 2000.





(d)  Other plans

     In September 2000 the Company entered into a modification agreement with the holder of the 10% Senior Note. The agreement provides for interest plus $5,000 principal payments per month until May 2001, and thereafter equal monthly payments of principal and interest over a four year period. The Company is not in compliance with certain covenants of the 8% Convertible Debentures. However, the Company and the holders of the 8% Convertible Debentures have entered into a standstill agreement, whereby the debenture holders have agreed not to take any action with respect to exercising their conversion rights or declaring the 8% Convertible Debentures to be in default through November 2000. The standstill agreement requires the Company to make payments on the 8% Convertible Debentures of $25,000 in August 2000 (payment has been made) and $25,000 in September 2000, and timely registration of shares underlying the possible conversion of the 8% Convertible Debentures. If the Company does not meet the requirements of the standstill agreement, the holders of the 8% Convertible Debentures could cause the outstanding balance of the debentures to become due immediately, which would severely impair the Company's cash flow. Management is also evaluating the potential sale of Company assets, including the Company's pipeline.

     The financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unsuccessful in implementing these plans, or otherwise unable to continue as a going concern.

     Prospects for Rich Coast's fiscal year beginning May 1, 2000 are significantly better than at any previous time in the Company's history because of its emphasis on more profitable off site installations of proprietary Rich Coast systems, its first long term contract with a cattle slaughterhouse company, and reduced overhead resulting from the sale of its Ford Road facility.

     Improved profitability from off site operations should result from efficiencies realized by processing a consistent waste stream on a continuous basis, and by eliminating the transportation and associated loading and unloading costs when waste materials must be delivered to treatment and disposal sites. Also of major significance is Rich Coast's proprietary system for aeration and flocculation of waste streams, so that marketable products are recovered while cleaning up the waste stream sufficiently to meet environmental standards. This avoids costly waste stream disposal surcharges and, in some cases, allows recycling of the waste water.

     While Rich Coast concentrates on growing its off site business the Company will continue to improve its waste treatment business at its Dearborn, Michigan facility. The revenue growth rates of 28.2% and 32.1% for the fiscal year ended April 30, 2000 and quarter ended July 31, 2000, respectively, are growth rates expected to be exceeded as a result of: (i) on site operations being consolidated at the Company's Wyoming Avenue terminal in Dearborn, Michigan in July 2000; and (ii) operations at cattle slaughterhouse facilities.

     Improvements planned for the Wyoming Avenue terminal include new and more efficient dumping pits, which will also increase capacity. These pits will be housed in a pre fabricated steel structure, which will be approximately 18,000 square feet in size and designed to accommodate supplemental pit waste processing equipment designed to reduce costs and further increase capacity. If business cash flow continues to improve from its slaughterhouse operations contract and consolidated operations at Wyoming Avenue, the planned improvements can be funded without additional equity financing. However, as customer demands or cash flow dictate, then any additional available equity financing will be used as required.

     During the year ended April 30, 2000, net cash used in operating activities was approximately $484,000. Net cash used in operating activities during the year ended April 30, 1999 was approximately $995,000. The primary reason for the decrease was due to the increase in sales and decrease in cost of sales as described in "Results of Operations" above. Net cash used in operating activities during the year ended April 30, 2000 includes the net loss for the year of approximately $3,134,000 reduced by non cash expenses of approximately $2,165,000 and by a net increase in accounts payable and accrued expenses of approximately $540,000.

     Cash flows used in investing activities was approximately $23,000 during the year ended April 30, 2000 compared to $655,000 during the year ended April 30, 1999. During 1999, Rich Coast used cash of approximately $275,000 for finance charges related to the obtaining funding under the 8% convertible debentures and used cash of approximately $380,000 for capital expenditures. During 2000, no cash was expended for financing charges as Rich Coast did not obtain any additional debt financing during the year and approximately $38,000 of cash was used for capital expenditures.

     No major capital expenditures were made by Rich Coast during the fourth quarter. There were no outstanding commitments for capital expenditures at April 30, 2000.

     Cash flows provided by financing activities was approximately $524,000 during the year ended April 30, 2000 compared to $1,597,000 during the year ended April 30, 1999. During 1999, the Company obtained funding of $1,500,000 under the 8% convertible debentures, received $210,000 upon the exercise of stock options and repaid approximately $119,000 of long term debt. During 2000, the Company sold 3,000,000 shares of common stock exchange for cash of $600,000 and repaid approximately $70,000 of long term debt.



     During the three months ended July 31, 2000, net cash used in operating activities was approximately $84,000. Net cash provided by operating activities during the three months ended July 31, 1999 was approximately $17,000. Net cash used in operating activities during the three months ended July 31, 2000 includes the net loss for the three months of approximately $297,000 reduced by non cash expenses and a net change in operating assets and liabilities of approximately $213,000. Net cash provided by operating activities during the three months ended July 31, 1999 includes the net loss for the three months of $368,000 reduced by non cash expenses and net changes in operating assets and liabilities of approximately $385,000.

     Cash flows used in investing activities was approximately $97,000 during the three months ended July 31, 2000 compared to $15,000 during the three months ended July 31, 1999. During the three months ended July 31, 2000, the Company spent $97,484 on capital expenditures. There were no outstanding commitments for capital expenditures at July 31, 2000.

     Cash flows provided by financing activities was approximately $175,000 during the three months ended July 31, 2000 compared to cash flows used in financing activities of $2,000 during the three months ended July 31, 1999. During 1999, the Company had a bank overdraft. During 2000, the Company sold 1,125,000 shares of common stock exchange for cash of $225,000 and repaid approximately $50,000 of long term debt.

Changes in Financial Condition

     Rich Coast obtained $225,000 of equity financing during the first quarter ended July 31, 2000 through the sale of 1,125,000 shares of common stock at $0.20 per share. Net losses for the three months ended July 31, 2000 totaled $296,614. The Company expects to continue increasing its revenues in future quarters as traditional business continues to improve and revenues are realized from anticipated contracts from the installation of waste treatment systems at waste generator's sites. With cash of $10,933 as of July 31, 2000 plus $217,735 of positive cash flow from the close of sale of the Ford Road property in August 2000, future fund raising will only be necessary if the favorable outlook changed or if additional funds allow an economically attractive improvement in the Company's growth.

                            DESCRIPTION OF PROPERTY

Ford Road Facility
------------------

     The total site area at the Ford Road location comprised approximately 3.5 acres and included a 23,000 square foot steel and brick building in which the treatment plant was located. On August 11, 2000, the Company closed the sale of the property to de Monte Fabricators, Ltd. All operations at the Ford Road location were moved to the Company's Wyoming Avenue terminal site.

Wyoming Avenue Site

     Rich Coast borrowed $2,000,000 and acquired Mobil's 17 acres in Dearborn, Michigan in the heart of the automobile industry. This acreage includes 12 storage buildings, six tanker truck loading and unloading racks which connect to all tanks, a one million gallon per day sewer permit, a supportive community which allows industrial zoning and expansion permits plus the 17 mile long pipeline to the Detroit River. The facility is encumbered as security for the $2,000,000 used to purchase the property, and a second security interest granted to the holders of the 8% Convertible Debentures issued in June 1998.

Rich Coast, Inc. Pipeline
-------------------------

     The Rich Coast, Inc. pipeline runs 17 miles from the Company's Wyoming Avenue site to Mobil's Woodhaven Terminal Facility. The pipeline is currently not operational. The Company cannot utilize the pipeline until it is repaired. This property is subject to a security interest granted to the holders of the 8% Convertible Debentures.

                   MARKET FOR THE REGISTRANT'S COMMON STOCK
                        AND RELATED STOCKHOLDER MATTERS

Market Information
------------------

     The Common Stock of the Company is listed on the OTC Bulletin Board under the trading symbol "KRHC.OB." The following table sets forth the high and low bid prices of the Company's Common Stock during the periods indicated. All amounts reflect prices adjusted for the one for four reverse split which was effective June 19, 1998.

OTC Market

            Calendar Quarter          High Bid Price/(1)/    Low Bid Price/(1)/
            ----------------          -------------------    ------------------
2000        July 1 - September 30        $     0.50              $    0.125
            April 1 - June 30                  0.40                   0.16
            January 1 - March 31               0.53                   0.125

1999        October 1 - December 31            0.32                   0.10
            July 1 - October 31                0.33                   0.09
            April 1 - June 30                  0.50                   0.21
            January 1 - March 31               1.50                   0.37

1998        October 1 - December 31            2.00                   0.62
            July 1 - September 30              1.85                   0.50
            April 1 - June 30                  4.12                   1.25
            January 1 - March 31               4.12                   1.37

___________

         The closing bid price of the OTC Common Stock on October 23, 2000 was $0.120 per share.(1)

Holders
-------

     As of October 23, 2000 there were approximately 2,915 holders of the Company's Common Stock, and the number of shares issued and outstanding was 11,039,889.

Dividends
---------

     During the two most recent fiscal years, the Company has not declared or paid any cash or other dividends on its Common Stock. The Company does not expect to pay any dividends in the near future. The Company is prohibited from paying dividends on its Common Stock while certain long term indebtedness remains outstanding.

__________________
(1) Bid prices were provided by "cnbc.com" via the internet. Quotations reflect inter dealer prices, without mark up, mark down or commission, and may not represent actual transactions.

                            EXECUTIVE COMPENSATION

Compensation and other Benefits of Executive Officers
-----------------------------------------------------

     The following table sets out the compensation received for the fiscal years end April 30, 1998, 1999, and 2000 in respect to each of the individuals who were the Company's chief executive officer at any time during the last fiscal year and the Company's four most highly compensated executive officers whose total salary and bonus exceeded $100,000 (the "Named Executive Officers").

                                                    SUMMARY COMPENSATION TABLE

                    FISCAL YEAR COMPENSATION                                          LONG TERM COMPENSATION

                                                                 Awards                               Payouts
                                                                 ------                               -------

                                                                                        Restricted
                                                                                          Shares
                                                                      Securities/(1)/       or                 All other
          Name and                                     Other Annual        under        Restricted     LTIP     Compen-
          Principal                Salary     Bonus       Compen-       Option/SARs        Share     Payouts    sation
          Position       Year       ($)        ($)        sation          Granted          Units       ($)        ($)
          --------       ----       ---        ---        ------          -------          -----       ---        ---
       Robert W.         2000     120,284       0            0                   0           0          0          0
       Truxell/          1999     114,233       0            0             755,662           0          0          0
       Chairman          1998     117,851       0            0                   0           0          0          0

       James P.          2000     144,627       0            0                   0           0          0          0
       Fagan             1999     230,000       0            0             556,227           0          0          0
       CEO and           1998     144,316       0            0                   0           0          0          0
       President

_____________
(1) All share amounts have been adjusted to reflect the reverse split effective June 19, 1998.

Agreements with Management
--------------------------

     As part of the Agreement of Merger dated October 31, 1995, the Company entered into an Employment Contract with Robert W. Truxell pursuant to which he is compensated for serving as the Company's Chief Executive Officer and Chairman of the Board of Directors commencing in January 1996. Under the contract, Mr. Truxell received a salary of $150,000 per year until January 1, 1997 at which time he resigned as Chief Executive Officer but agreed to continue as Chairman of the Board at a salary of $125,000 per year for an additional five years.

     As part of the Agreement of Merger dated October 31, 1995, the Company entered into an Employment Contract with James P. Fagan pursuant to which he was compensated for serving as the Company's President and Chief Operating Officer commencing in January 1996. Under the contract, Mr. Fagan received a salary of $125,000 per year until January 1, 1997 at which time he became the Company's President and Chief Executive Officer at a salary of $150,000 per year.

     Pursuant to Mr. Truxell's Employment Contract, during fiscal 1996 the Board of Directors of the Company authorized the issuance of 360,399 common shares under the Company's 1995 Incentive Compensation Plan (the "1995 Plan"), subject to certain conditions, to Robert W. Truxell and his wife, Linda C. Truxell, for past services rendered by Mr. and Mrs. Truxell on behalf of Waste Reduction Systems, Inc. prior to the Company's merger with WRS effective October 31, 1995.

     Subsequent to April 30, 1996, the Board of Directors authorized the issuance of 180,200 common shares under the 1995 Plan to James P. Fagan as compensation for his services in connection with the Company's acquisition of the Mobil Facility from Mobil Oil Corporation. Since the shares for both Mr. Fagan and the Truxells were never issued, on July 30, 1997 the Board rescinded the grant of shares. Instead, options to acquire 258,087 shares were granted to the Truxells, exercisable at $.80 per share for ten years under the 1997 Stock Option and Stock Bonus Plan. In addition, the Truxells received five year warrants exercisable at $0.125 to purchase 140,775 shares. Mr. Fagan received options to acquire 129,041 shares exercisable for ten years at $1.00 per share, plus a five year warrant exercisable at $0.125 per share to purchase 70,386 shares.

Option/Stock Appreciation Rights ("SAR") Grants during the most recently
------------------------------------------------------------------------
completed Fiscal Year
---------------------

     The following table sets out the stock options granted by the Company during the previous fiscal year to the Named Executive Officers of the Company. The following amounts include options that were granted prior to the previous fiscal year but were repriced during that year.

                      OPTION/SAR GRANTS IN PREVIOUS YEAR
                               INDIVIDUAL GAINS

                           Number of         % of Total
                           Securities       Options/SARs
                           Underlying        Granted to
                          Options/SARs      Employees in     Exercise or Base    Market Price on
Name                      Granted (#)       Fiscal Year        Price ($/Sh)       Date of Grant      Expiration Date
----                      ------------      ------------     ----------------    ---------------     ---------------
Robert W. Truxell              258,087         16.45%               $0.125               $1.00           01/17/10
Robert W. Truxell              140,775          8.97%                0.125                1.00           07/30/02
Robert W. Truxell              100,000          6.37%                0.125                1.25           01/17/10
Robert W. Truxell               25,000          1.59%                0.125                1.25           01/17/10
Robert W. Truxell               48,675          3.10%                0.125                1.00           01/17/10
Robert W. Truxell               50,000          3.19%                0.125                 .90           01/17/10
Robert W. Truxell               58,125          3.70%                0.125                1.00           01/17/10

James P. Fagan                 129,041          8.22%                0.125                1.00           01/17/10
James P. Fagan                  70,386          4.48%                0.125                1.00           07/30/02
James P. Fagan                 100,000          6.37%                0.125                1.00           01/15/06
James P. Fagan                  25,000          1.59%                0.125                1.00           05/09/06
James P. Fagan                  58,125          3.70%                0.125                1.00           01/17/10
James P. Fagan                 125,000          7.96%                0.125                 .88           01/17/10
James P. Fagan                  48,675          3.10%                0.125                1.00           07/20/07

_____________

     No stock shares or options were granted to the foregoing named executives during this fiscal year ended April 30, 2000. All options granted under the 1995, 1996, 1997 and 1999 stock option plans were repriced to reflect market values on November 19, 1999.

Aggregated Option/SAR Exercised in Last Financial Year and Fiscal Year End
--------------------------------------------------------------------------
Option/SAR Values
-----------------

     The following table sets out all Option/SAR exercised by the Named Executive Officers during the most recently completed fiscal year and the Option/SAR values for such persons as of the end of the most recently completed fiscal year.

Aggregated Option/SAR Exercised in Last Fiscal Year and FY End Option/SAR Values


                                                                        Number of Securities
                                                                             Underlying              Value of
                                                                             Unexercised            Unexercised
                                                                           Options/SARs at        Options/SARs at
                                                                             FY End (#)              FY End ($)

                           Shares Acquired on                                Exercisable/           Exercisable/
Name                          Exercise (#)         Value Realized ($)       Unexercisable          Unexercisable
----                       ------------------      ------------------       -------------          -------------
Robert W. Truxell                         -0-                     -0-             680,662                $51,050
                                                                          all exercisable

James P. Fagan                            -0-                     -0-             556,227                $41,717
                                                                          all exercisable

_________________


Repricing of Options
--------------------

     On November 20, 1999, the Company's Board of Directors approved a reduction to $0.125 in option exercise prices for all options under the 1995, 1996, 1997 and 1999 stock option plans to reflect market values on November 19, 1999. This repricing was done in lieu of unaffordable competitive salaries and benefits to provide incentive and to retain the services of management.

Compensation of Directors
-------------------------

     No salaries were paid to directors, and no bonuses were paid or awarded to directors or officers for the fiscal year ended April 30, 2000.

     No pension or retirement benefit plan has been instituted by the Company and none is proposed at this time and there is no arrangement for compensation with respect to termination of the directors in the event of change of control of the Company.

                                 LEGAL MATTERS

     Legal matters in connection with the shares of common stock being offered hereby have been passed on for the Company by the law firm of Perkins Coie LLP, Denver, Colorado.

                                    EXPERTS

     The audited consolidated financial statements as of and for the year ended April 30, 2000 of Rich Coast Inc. and subsidiaries included herein and elsewhere in this Prospectus and Registration Statement have been audited by Gelfond Hochstadt Pangburn, P.C., independent certified public accountants, to the extent set forth in their report (which describes an uncertainty as to the Company's ability to continue as a going concern) appearing herein and elsewhere in the Registration Statement. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

     The consolidated financial statements of Rich Coast Inc. for the year ended April 30, 1999 included in this Prospectus and Registration Statement have been audited by Smythe Ratcliffe, Chartered Accountants, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accountant and auditing.

                            CHANGES IN ACCOUNTANTS

     The Board of Directors of the Company dismissed Smythe Ratcliffe, Chartered Accountants on November 19, 1999 as its independent auditors and retained Gelfond Hochstadt Pangburn, P.C. as its independent auditors for the fiscal year ending April 30, 2000. None of the reports of Smythe Ratcliffe on the Company's financial statements contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. Further, there were no disagreements with the former accountants on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

     Prior to the Company engaging Gelfond Hochstadt Pangburn, P.C., the Company had not consulted Gelfond Hochstadt Pangburn, P.C. regarding the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, or on any matter that was the subject of a disagreement on a reportable event.

                            ADDITIONAL INFORMATION

     The Company has filed with the Commission, a registration statement (together with all amendments thereto, the "Registration Statement") under the 1933 Act with respect to the securities offered hereby. This prospectus, filed as part of the Registration Statement, omits certain information contained in the Registration Statement in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and to the exhibits filed therewith, which may be inspected without charge at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of the material contained therein may be obtained from the Commission upon payment of applicable copying charges. Statements contained in this prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the Registration Statement.

     Upon completion of this offering, the Company will be subject to the reporting and other informational requirements of the 1934 Act and, in accordance therewith, will file reports and other information with the Commission. Such reports, proxy statements and other information, once filed by the Company, can be inspected and copied at the public reference facilities maintained by the Commission at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 2511 and 7 World Trade Center, New York, New York 10048. Information on the operations of the Public Reference Room may be obtained by calling the Commission at 1 800 SEC 0330. The Commission also maintains a Web site on the Internet that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is http:/www.sec.gov.

     The Company intends to furnish annual reports to stockholders containing audited financial statements and will also make available quarterly reports and such other periodic reports as it may determine to be appropriate or as may be required by law.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                              FOR RICH COAST INC.

                            April 30, 2000 and 1999
                   and the Quarter Ended July 31, 2000

                        _______________________________

                                                                                                 Page No.
                                                                                                 --------
Report of Independent Auditors (Gelfond Hochstadt Pangburn, P.C.)                                   F-1

Report of Prior Independent Auditors (Smythe Ratcliffe)                                             F-2

Consolidated Financial Statements:

    Consolidated Balance Sheet                                                                      F-3

    Consolidated Statements of Operations                                                           F-4

    Consolidated Statements of Stockholders' Equity (Deficit)                                       F-5

    Consolidated Statements of Cash Flows                                                       F-6 -- F-7

    Notes to Consolidated Financial Statements                                                  F-8 -- F-17

Unaudited Consolidated Financial Statements for the Period Ended July 31, 2000
------------------------------------------------------------------------------

Consolidated Financial Statements

    Consolidated Balance Sheet                                                                      i-2

    Consolidated Statements of Operations                                                           i-3

    Consolidated Statements of Cash Flows                                                           i-4

    Notes to Consolidated Financial Statements                                                      i-5

                         REPORT OF INDEPENDENT AUDITORS
                         ------------------------------


Board of Directors and Stockholders
Rich Coast Inc.
Dearborn, Michigan

               We have audited the accompanying consolidated balance sheet of Rich Coast Inc. and subsidiaries as of April 30, 2000 and the consolidated related statements of operations, stockholders' equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rich Coast Inc. and subsidiaries as of April 30, 2000, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered a net loss of $3,134,090 during the year ended April 30, 2000, and has a stockholders' deficit and a working capital deficit of $1,145,023 and $4,665,220, respectively, at April 30, 2000. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



GELFOND HOCHSTADT PANGBURN, P.C.

Denver, Colorado
June 30, 2000

REPORT OF INDEPENDENT AUDITORS

                  TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF RICH COAST, INC.


We have audited the accompanying consolidated statements of operations, stockholders' equity (deficit) and cash flows of Rich Coast, Inc. for the year ended April 30,1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the consolidated results of operations and cash flows of Rich Coast, Inc. for the year ended April 30,1999 in conformity with generally accepted accounting principles in the United States.

"Smythe Ratcliffe"

Chartered Accountants

Vancouver, Canada
August 12, 1999

                                RICH COAST INC.
                           Consolidated Balance Sheet

                                 April 30, 2000

                                     Assets
Current assets:
     Cash and cash equivalents                                                      $      17,884
     Accounts receivable, net of allowance for uncollectible
       accounts of $12,700 (note 4)                                                       589,483
     Prepaid expenses                                                                      16,950
                                                                                    -------------
         Total current assets                                                             624,317

Property and equipment, net (notes 5, 6 and 8)                                          3,378,037
Patent and technology, net                                                                 18,147
Deferred finance charges and deposits                                                     124,013
                                                                                    -------------
                                                                                    $   4,144,514
                                                                                    -------------
Liabilities and stockholders' deficit
-------------------------------------

Current liabilities:
     Current portion of long term debt (note 8)                                     $   3,646,572
     Accounts payable and accrued liabilities (note 7)                                  1,020,975
     Accrued oil and waste treatment costs                                                396,615
     Accrued interest                                                                     225,375
                                                                                    -------------
         Total liabilities (all current)                                                5,289,537
                                                                                    -------------

Commitments and contingencies (notes 3 and 11)

Stockholders' deficit (note 9):

   Preferred stock, $0.001 par value; 10,000,000 shares authorized, no shares issued

   Common stock, $0.001 par value; 100,000,000 shares authorized,
     9,914,889 shares issued and outstanding at April 30, 2000                              9,915
   Additional paid in capital                                                          27,543,394
   Accumulated deficit                                                                (28,698,332)
                                                                                     --------------

                                                                                       (1,145,023)
                                                                                     -------------
                                                                                     $  4,144,514
                                                                                     -------------


See notes to consolidated financial statements.

                                RICH COAST INC.
                      Consolidated Statements of Operations

                       Years Ended April 30, 2000 and 1999

                                                                   2000                 1999
                                                              -------------         -------------
Sales                                                         $   2,907,748         $   2,267,452
                                                              -------------         -------------
Operating expenses:
     Cost of sales                                                1,239,002             1,378,367
     General and administrative expenses                          2,412,305             2,188,888
     Sales and marketing expenses                                   193,097               450,059
     Impairment of property and
     equipment (note 6)                                           1,564,595
     Lawsuit settlement expense (note 11)                           150,000                50,000
                                                              -------------         -------------

                                                                  5,558,999             4,067,314
                                                              -------------         -------------

Loss from operations                                             (2,651,251)           (1,799,862)
                                                              -------------          -------------

Other (income) expense:
     Interest expense:
       Beneficial conversion feature                                                      764,766
       Other                                                        482,839               293,456
     Accrued oil and waste
       treatment cost reversal                                                           (285,588)
                                                              -------------          -------------

                                                                    482,839               772,634

Net loss                                                      $  (3,134,090)        $  (2,572,496)
                                                              =============         =============

Basic and diluted net loss
     per common share outstanding                             $      (0.40)         $      (0.49)
                                                              =============         =============

Weighted average number of common shares
     outstanding                                                  7,922,833             5,208,693
                                                              =============         =============


See notes to consolidated financial statements.

                                                          RICH COAST INC.
                                     Consolidated Statements of Stockholders' Equity (Deficit)
                                                Years Ended April 30, 2000 and 1999

                                 Common          Common       Additional                        Total
                                 Shares         Shares         Paid In       Accumulated   Stockholders'
                                 Number         Amount         Capital         Deficit    Equity(Deficit)
                              -------------    -------------  -------------  -------------  ---------------
Balances, May 1, 1998            4,718,894  $        4,719  $  25,329,446  $ (22,991,746) $    2,342,419
Issuance of common
   stock for cash upon
   exercise of stock options       259,626             260        209,295                        209,555
Issuance of common stock
   upon conversion of
   promissory note               1,040,299           1,040        695,960                        697,000
Issuance of common stock
   for interest                     47,499              47         57,977                         58,024
Interest  beneficial conversion                                   500,000                        500,000
Net loss for the year ended
   April 30, 1999                                                            (2,572,496)     (2,572,496)
                             -------------   -------------   ------------  -------------  --------------

Balances, April 30, 1999         6,066,318           6,066     26,792,678    (25,564,242)      1,234,502
Issuance of common stock
   in settlement of  lawsuit       250,000             250         49,750                         50,000
Issuance of common stock
   upon conversion of
   convertible debentures          298,571             299         59,266                         59,565
Issuance of common stock
   for cash                      3,000,000           3,000        597,000                        600,000
Issuance of common stock
   for consulting services         300,000             300         44,700                         45,000
Net loss for the year ended
   April 30, 2000                                                             (3,134,090)     (3,134,090)
                             -------------  --------------- -------------  -------------- ---------------
Balances, April 30, 2000         9,914,889  $        9,915  $  27,543,394  $ (28,698,332) $   (1,145,023)
                             =============  =============== =============  ============== ===============


See notes to consolidated financial statements.

                                RICH COAST INC.
                     Consolidated Statements of Cash Flows
                      Years Ended April 30, 2000 and 1999

                                                                   2000                 1999
                                                              -------------         -------------
Net cash provided by (used in) operating activities:

Net loss                                                      $  (3,134,090)        $  (2,572,496)
Adjustments to reconcile net loss to net cash
used in operating activities
     Amortization of deferred finance charges                        52,397                58,024
     Amortization of beneficial conversion feature                                        764,766
     Impairment loss                                              1,564,595
     Depreciation and amortization                                  390,079               395,900
     Common stock issued for consulting and other expenses           95,000
     Loss on deposits                                                88,000
     Loss on equipment disposal                                                             3,147
     Allowance for doubtful accounts                                (25,132)
Changes in operating assets and liabilities
     Accounts receivable                                            (72,933)              (30,860)
     Insurance claim receivable                                                           435,290
     Subscriptions receivable                                                              25,000
     Inventory                                                                            108,265
     Prepaid expenses and other assets                               17,967
     Accounts payable and accrued liabilities                       171,015                10,994
     Accrued oil and waste treatment costs                          138,980              (192,809)
     Accrued interest                                               230,440
                                                              -------------         -------------

Net cash used in operating activities                              (483,682)             (994,779)
                                                              -------------         -------------

Net cash provided by (used in) investing activities:
     Refund of construction deposits                                 14,993
     Capital expenditures                                           (37,745)             (379,671)
     Deferred finance charges                                                            (275,318)
                                                              -------------         -------------

Net cash used in investing activities                               (22,752)             (654,989)
                                                              -------------         -------------

Net cash provided by (used in) financing activities:
     (Decrease) increase in bank overdraft                           (5,682)                5,682
     Issuance of common stock for cash                              600,000               209,555
     Proceeds from convertible debentures                                               1,500,000
     Repayment of long term debt                                    (70,000)             (118,512)
                                                              -------------         -------------

Net cash provided by financing activities                           524,318             1,596,725
                                                              -------------         -------------

Increase (decrease) in cash and cash equivalents                     17,884               (53,043)
Cash and cash equivalents, beginning                                                       53,043
                                                              -------------         -------------

Cash and cash equivalents, ending                             $      17,884         $           0
                                                              =============         =============

                                RICH COAST INC.
                     Consolidated Statements of Cash Flows
                      Year Ended April 30, 2000 and 1999

                                                                   2000                 1999
                                                              -------------         -------------
Supplemental disclosure of non cash investing
and financing activities:

     298,571 shares of common stock issued
     for principal ($54,500) and accrued interest
     ($5,065) due on convertible debentures                   $      59,565
                                                              =============

     47,499 shares of common stock
     issued for accrued interest                                                    $      58,024
                                                                                    =============

     1,040,299 shares of common stock issued
     for principal due on convertible debt                                          $     697,000
                                                                                    =============

Supplemental disclosure of cash flows information

     Cash paid for interest                                   $     205,065         $     221,217
                                                              =============         =============

See notes to consolidated financial statements.

                                RICH COAST INC.
                  Notes to Consolidated Financial Statements
                      Years Ended April 30, 2000 and 1999

1.   ORGANIZATION AND BUSINESS

     The Company is incorporated in the State of Nevada and operates a non hazardous waste treatment facility in Dearborn, Michigan specializing in recycling of waste oils.

     The Company operates equipment and oversees processes at both its facilities and customers' facilities. The equipment and processes separate liquid waste streams and pumpable waste streams containing a mixture of liquids and solids. Some of the resulting streams are recyclable into greases and oils that can be sold. The Company's customers are located primarily throughout the Great Lakes region and operate in various industries.

2.   SIGNIFICANT ACCOUNTING POLICIES

     (a)  Principles of consolidation

     These financial statements include the accounts of Rich Coast, Inc. and its wholly owned subsidiaries Rich Coast Oil, Inc., Waste Reduction Systems, Inc., Rich Coast Pipeline, Inc., and Rich Coast Resources Inc. All intercompany balances and transactions have been eliminated.

     (b)  Cash and cash equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

     (c)  Property and equipment

     Property and equipment are recorded at cost. These assets are depreciated using straight line and accelerated methods over their estimated useful lives as follows:

          Buildings                                 39 years
          Machinery and equipment                    7 years
          Bulk storage tanks                        15 years

     Property and equipment also includes a distillation unit and a pipeline with carrying values of approximately $800,000 and $296,000, respectively, that have not yet been placed in service. No depreciation has been taken on this equipment.

     Management assesses the carrying value of its long lived assets for impairment when circumstances warrant such a review. Generally, assets to be used in operations are considered impaired if the sum of expected undiscounted future cash flows is less than the assets' carrying values. If impairment is indicated, the loss is measured based on the amounts by which the assets' carrying values exceed their fair values.

     (d)  Deferred finance charges and deposits

     Deferred financing charges consist of long term financing charges that are being amortized over the 5 year term of the related debt on a straight line basis. Deposits consist of operating and other deposits. During the year ended April 30, 2000, the Company recorded a loss of $88,000 related to a lost deposit under a renovation contract that was terminated.

                                RICH COAST INC.
            Notes to Consolidated Financial Statements (Continued)
                      Years Ended April 30, 2000 and 1999

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     (e)  Patent and technology

     Patent and technology consist of costs incurred related to the Company's patents and is amortized over 15 years using the straight line method. Accumulated amortization at April 30, 2000 was approximately $15,000.

     (f)  Net loss per common share

     Basic net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the year. Diluted net loss per share reflects the potential dilution that could occur if dilutive securities and other contracts to issue common stock were exercised or converted into common stock, unless the effect is to reduce loss or increase earnings per share. The Company has no potential common stock instruments, including outstanding options and warrants, which would result in dilutive loss per share during the years ended April 30, 2000 and 1999.

     (g)  Revenue recognition and accrued oil and waste treatment costs

     The Company generally recognizes revenue at the time waste is accepted and treated. The Company also accrues the cost of treating waste at the time the waste is accepted for treatment. Accrued oil and waste treatment costs at April 30, 2000 represents costs for waste that had been accepted but not yet treated. During the year ended April 30, 1999, the Company made various modifications to improve efficiencies in its waste treatment process. The Company recorded a change in its estimated accrued oil and waste treatment cost resulting in a gain of $285,588 for the year ended April 30, 1999.

     (h)  Income taxes

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statement of operations in the period that includes the enactment date.

     (i)  Financial instruments

     It is not practical to estimate the fair value of the Company's 10% senior secured note and its 8% loan as the Company is currently in default on the underlying agreements and management cannot estimate fair values given the Company's current financial condition. The carrying value of the Company's 8% convertible debentures approximates fair value because the debentures bear interest at current market rates. The carrying values of the Company's other financial instruments approximate fair values because of their short maturities.

     (j)  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                RICH COAST INC.
            Notes to Consolidated Financial Statements (Continued)
                      Years Ended April 30, 2000 and 1999

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     (k)  Comprehensive income

     Statement of Financial Accounting Standard (SFAS) No. 130, Reporting Comprehensive Income, requires disclosure of comprehensive income which includes certain items not reported in the statement of income, including unrealized gains and losses on available for sale securities and foreign currency translation adjustments. During the years ended April 30, 2000 and 1999, the Company did not have any components of comprehensive income to report.

     (l)  Recently issued accounting pronouncements

     SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, is effective for financial statements for all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS No. 133 standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring that an entity recognize those items as assets or liabilities in the statement of financial position and measure them at fair value. SFAS No. 133 also addresses the accounting for certain hedging activities. The Company currently does not have any derivative instruments nor is it engaged in hedging activities, thus the Company does not believe implementation of SFAS No. 133 will have a material impact on its financial statement presentation or disclosures.

     (m)  Beneficial conversion feature:

     During the years ended April 30, 1998 and 1999, the Company entered into a 10% senior secured note payable and 8% convertible debentures, respectively (Note 7). Both instruments included conversion features that were in the money at the issuance dates. These beneficial conversion features are accounted for as an interest charge and are amortized over the period from the dates of issuance through the dates the instruments are first convertible. The interest charge was fully amortized as of April 30, 1999. This policy conforms to the accounting for these transactions set forth in Emerging Issues Task Force (EITF) Topic D 60 and EITF Issue No. 98 5.

     (n)  Stock based compensation:

     SFAS No. 123, Accounting for Stock Based Compensation, defines a fair value based method of accounting for stock based employee compensation plans and transactions in which an entity issues its equity instruments to acquire goods or services from non employees, and encourages but does not require companies to record compensation cost for stock based employee compensation plans at fair value.

     The Company has chosen to continue to account for stock based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

     (o)  Reclassifications:

     Certain amounts in the 1999 financial statements have been reclassified to conform to the 2000 presentation.

     (p)  Reverse stock split:

     In June 1998, the Company effected an one for four reverse split of its common stock. All share and per share amounts reflect the reverse split.

                                RICH COAST INC.
            Notes to Consolidated Financial Statements (Continued)
                      Years Ended April 30, 2000 and 1999

3.   GOING CONCERN, RESULTS OF OPERATIONS, AND MANAGEMENT'S PLANS

     The Company's financial statements for the year ended April 30, 2000 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. For the year ended April 30, 2000, the Company reported a net loss of $3,134,090 and at April 30, 2000 has a stockholders' deficit of $1,145,023. At April 30, 2000, a significant portion of the Company's debt is currently due and the Company has a working capital deficit of $4,665,220. The Company has also experienced difficulty and uncertainty in meeting its liquidity needs. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans to address these concerns include:

     (a)  Waste processing at customers' sites

        Management has developed plans to consider shifting from processing waste treatment at the Company's facilities to processing waste directly at customer sites which management believes may result in increased profit margins. The Company has entered into a contract with a slaughterhouse to implement customer site waste treatment during the summer or fall of 2000. Upon evaluation of this initial contract, management will determine the extent to which the Company will pursue customer site waste treatment versus using its current facilities.

     (b)  Sale of Ford Road facility and consolidation of operating sites

        The Company has entered into a sales contract to sell its Ford Road facility for $450,000 (Note 6). The Company intends to use the proceeds to repay the $75,525 land contract secured by the facility and for other working capital purposes. Upon completion of the sale, management will also consolidate its waste processing operations to its Wyoming Terminal facility and expects to gain cost efficiencies and savings through this process.

     (c)  Financing agreement

        The Company has an agreement with an investment banker that will provide up to $2,000,000 of either equity or debt financing upon the Company meeting certain operating conditions, some of which pertain to the results of the Company's initial customer site waste processing. Through April 30, 2000, $600,000 of equity financing has been provided in exchange for the issuance of 3,000,000 shares of common stock. An additional $400,000 has been scheduled for delivery during 2000 ($225,000 of which was received in June 2000 in exchange for the issuance of 1,125,000 shares of common stock).

     (d)  Other plans

        Management is pursuing negotiations with current debt holders to modify the terms of the agreements, including possible extension of due dates. Management is also evaluating the potential sale of other Company assets, including the Company's pipeline.

     The financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unsuccessful in implementing these plans, or otherwise unable to continue as a going concern.

                                RICH COAST INC.
            Notes to Consolidated Financial Statements (Continued)
                      Years Ended April 30, 2000 and 1999

4.   ACCOUNTS RECEIVABLE AND SIGNIFICANT CONCENTRATIONS

     The Company grants credit to its customers, generally without collateral. Approximately 11% of the Company's total sales for the year ended April 30, 2000, were generated from one customer. At April 30, 2000, approximately 11% of net trade receivables was due from one customer. Bad debt expense for the years ended April 30, 2000 and 1999 was approximately $91,000 and $45,000, respectively. The Company's customers are concentrated in the Great Lakes region, including Canada. During the years ended April 30, 2000 and 1999, approximately 14% and 15%, respectively, of total sales arose in Canada.

5.   PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at April 30, 2000:

          Land                                                $     250,041
          Buildings                                               1,113,537
          Bulk storage tanks                                        636,534
          Pipeline                                                  296,187
          Machinery and equipment                                 4,451,800
                                                              -------------
          Total at cost                                           6,748,099
          Accumulated depreciation and impairment reserve         3,370,062
                                                              -------------

                                                              $   3,378,037
                                                              =============
6.   IMPAIRMENT

     During the year ended April 30, 2000, the company recorded impairment losses of $1,564,595 related to its Ford Road facility and certain property and equipment. In September 1999, the Company entered into a contract to sell its Ford Road facility for $450,000. The Company has written down the value of the facility to the contract amount less anticipated closing costs, resulting in an impairment loss of $169,739. In January 2000, the Company obtained an appraisal of machinery and equipment including the Company's distillation unit that has not been placed in service. The appraisal estimates the fair value of the distillation unit at approximately $800,000, resulting in an impairment loss of $1,224,706. In November 1999, the Company notified the manufacturer of certain machinery and equipment known as ZPM equipment, that the equipment did not meet certain specifications. The Company has not received any response from the manufacturer and has therefore written down the carrying value of the equipment to its fair value. The fair value was determined by management based on estimates of the market value of the equipment in its current condition. The write down resulted in an impairment loss of $170,150.

7.   ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     At April 30, 2000, accounts payable and accrued liabilities consist of the following:

          Trade payables                                      $     654,268
          Lawsuit settlement (note 10)                               37,500
          Accrued payroll and payroll taxes                          28,426
          Accrued property taxes                                    300,781
                                                              -------------

                                                              $   1,020,975
                                                              =============

                                RICH COAST INC.
            Notes to Consolidated Financial Statements (Continued)
                      Years Ended April 30, 2000 and 1999

8.       LONG TERM DEBT

         At April 30, 2000, long term debt consists of:

         10% senior secured note, interest payable monthly, secured by real property and other assets. The loan agreement contains covenants relating to financial requirements, dividend restrictions, and other operating requirements for the Company. The holder may convert the loan into common shares at $0.50 per share in the event of default by with
         Company. The note was originally due in October 2001, however, at April
         30, 2000, the Company was not in compliance with certain of the financial covenants and the note has been classified as a current
         liability.                                                                         $ 2,000,000

         8%  convertible  debentures,  secured by property and  equipment  and other assets.  The debentures,  and accrued  interest  thereon,  may be converted at the  option of the holder at any time into  common  stock at a price per share  equal to the  lesser of the  closing  bid price of the shares at the date of issuance of the  debenture  or 75% of the five day average  closing bid price for the five trading days  immediately  preceding the  conversion date. The debentures  were originally due in June 2003,  however,  at April
         30, 2000,  the Company was not in  compliance  with certain  covenants  and the debentures  have been  classified as a current  liability.  The Company and  the  debentures  holders  have  entered  into a  standstill  agreement whereby,  the  debenture  holders  have  agreed not to take any action with respect to exercising their  conversion  rights or declaring the debentures
         to  be  in  default  through   November  2000.  The  standstill   agreement
         requires  the  Company,  among  other  actions,  to  make  payments  on the debentures  of $50,000  in June 2000  (completed),  $25,000 in August  2000 and $25,000 in September 2000;  timely  registration  of shares  underlying the possible  conversion of the debentures;  and the Company completing the
         next phase of equity funding under its financing agreement (note 3(c)).              1,375,500

         8% loan, originally due August 2003, payable in monthly installments of approximately $4,300 secured by machinery and equipment. At April 30,
         2000, the Company was in default of certain payments and the loan has
         been classified as a current liability.                                                195,547

         8% land contract, secured by the Ford Road facility, originally payable in monthly installments of approximately $4,800, including principal and interest, through February 1999. At April 30, 2000, the Company was in default of certain payments and the debt has been classified as a current liability, the interest rate has increased to 12%, and monthly
         installments have increased to approximately $5,400.                                    75,525
                                                                                            -----------
                                                                                            $ 3,646,572
                                                                                            ===========

                                RICH COAST INC.
            Notes to Consolidated Financial Statements (Continued)
                      Years Ended April 30, 2000 and 1999

9.       STOCK OPTIONS AND WARRANTS

         Options:

         The Company operates the 1995 Incentive Compensation Plan (the 1995
         Plan), the 1996 Employee Stock Option and Stock Bonus Plan (the 1996
         Plan), the 1997 Stock Option and Bonus Plan (the 1997 Plan) and the 1999 Stock Option Plan (the 1999 Plan). Under these plans, the Company may issue stock options and stock bonuses for shares in the capital stock of the Company to provide incentives to officers, directors, key employees and other persons who contribute to the success of the Company. The terms of the plans provide that the Company may grant incentive options to employees, with exercise prices not less than the market value of the Company's common stock at date of grant, and the Company may grant non qualified options, with exercise prices not less than 80% of the market value of the Company's common stock at date of grant. The Company has reserved 4,650,000 shares of common stock for issuances under the plans, of which 2,416,559 are available for grant at April 30, 2000. In addition, the Company periodically issues other options and warrants.

         During the year ended April 30, 2000, the Company granted 175,000 options to employees under the 1997 plan and 100,000 options under the 1999 Plan with exercise prices of $0.125 per share. These options vest over four years and expire in 2009. During the year ended April 30, 2000 the company cancelled certain non qualified stock options granted to two officers under the 1995 and 1996 Plans, and regranted such options as incentive stock options under the same plans and in the same amounts as the cancelled options. The regranted options expire in 2010. During the year ended April 30, 2000, the Company also repriced all other outstanding stock options at $0.125 per share. The Company did not record compensation expense related to options granted, issued or repriced as the exercise price equaled or exceeded the quoted market price of the Company's common stock at the dates of the grant. All repriced and reissued options are reflected in beginning balances in the following table:

                                                         2000                         1999
                                                        ------                       ------
                                                                                            Weighted
                                                                                             Average
                                                   Shares   Exercise Price     Shares     Exercise Price
                                                 --------- ---------------    --------    --------------
              Outstanding, beginning of year     1,836,878      $0.125        2,096,504       $ 0.87

              Granted                              275,000      $0.125

              Exercised                                                        (259,626)      $ 0.87

              Expired
                                               -----------                   ----------

              Outstanding, end of year           2,111,878      $0.125        1,836,878       $ 0.87
                                               ===========    ========       ==========     ========

                                RICH COAST INC.
            Notes to Consolidated Financial Statements (Continued)
                      Years Ended April 30, 2000 and 1999


9.   STOCK OPTIONS AND WARRANTS (continued)

     The following table summarizes information about the Company's stock options outstanding at April 30, 2000 and 1999:

                                                       Weighted
                                                        Average     Weighted                  Weighted
                                                       Remaining    Average                   Average
                           Range of         Number    Contractual   Exercise       Number     Exercise
                       Exercise Prices   Outstanding     Life        Price       Exercisable    Price
                       ---------------   -----------     ----        -----       -----------    -----
     April 30, 2000    $ 0.125            2,112,000      8.03       $ 0.125       1,300,000    $ 0.125
     April 30, 1999    $ 0.72   $ 2.00    1,837,000      2.50       $  0.88       1,249,000    $  0.85

     Had compensation expense been determined as provided in SFAS No. 123 using the Black-Sholes option-pricing model, the pro-forma effect on the Company's net loss and per share amounts would have been:

                                                      2000                  1999
                                                     -----                  -----
           Net loss, as reported                 $ (3,134,000)         $ (2,572,496)
            Net loss, pro-forma                  $ (3,267,000)         $ (5,737,000)
            Net loss per share, as reported      $      (0.40)         $      (0.49)
           Net loss per share, proforma          $      (0.41)         $      (1.10)

     The fair value of each option grant is calculated using the following weighted average assumptions:

                                               2000                 1999
                                              ------               ------
           Expected life (years)                3                     3
           Interest rate                      6.32%                 6.28%
           Volatility                         146%                  101%
           Dividend yield                      0%                    0%

     Warrants:

     At April 30, 2000 the Company had warrants to purchase 1,216,160 shares of common stock outstanding, as follows:

                                                              Number
            Expiration                  Exercise Price     of Warrants
           ------------                ---------------    -------------
           January 2002                  $    1.00           105,000
           July 2002                     $   0.125           211,160
           January 2006                  $    0.60           900,000
                                                          ----------

                                                           1,216,160
                                                          ==========

                                RICH COAST INC.
            Notes to Consolidated Financial Statements (Continued)
                      Years Ended April 30, 2000 and 1999

10.  INCOME TAXES

     At April 30, 2000, the Company's deferred tax assets are as follows:

          Operating loss carry forward                  $   3,600,000
          Deferred tax asset valuation allowance           (3,600,000)
                                                         -------------

          Net deferred tax assets                                  --
                                                         =============

     A deferred tax asset arising from the Company's net operating loss carry forward, has been reduced by a valuation account to zero due to uncertainties regarding the realization of the deferred assets.

     At April 30, 2000 the Company has available a net operating loss carryforward of approximately $9,800,000 which maybe used to offset future federal taxable income. A portion of the carryforward may be subject to certain limitations due to prior Company ownership changes. The net operating loss carry forwards, if not utilized, will expire from 2008 to 2020.

11.  LITIGATION

   (a) In December 1997, a complaint was filed against the Company relating to certain payments allegedly due by the Company. The Company settled the lawsuit during the year ended April 30, 2000 for $100,000.

   (b) In December 1997, a complaint was filed against the Company, in which the plaintiff claimed, among other things, breach of contract relating to an alleged loan made to the Company in 1994. During the year ended April 30, 1999, the Company accrued $50,000 as an estimate of the liability. The suit was subsequently settled for $100,000 consisting of 250,000 shares of common stock (with a market value of $50,000) and $50,000 of cash of which $12,500 has been paid. At April 30, 2000, the Company owes the defendant $37,500. This amount is to be paid in quarterly installments of $9,375 beginning September, 2000.

             The Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse impact either individually or in the aggregate on either results of operations, financial position, or cash flows of the Company.

                             FINANCIAL INFORMATION

                             FINANCIAL STATEMENTS


                                RICH COAST INC.
                       Consolidated Financial Statements
                            July 31, 2000 and 1999
                                  (Unaudited)

INDEX                                                               PAGE
-----                                                               ----
Consolidated Financial Statements
     Consolidated Balance Sheet                                      i-2
     Consolidated Statements of Operations                           i-3
     Consolidated Statements of Cash Flows                           i-4
     Notes to Consolidated Financial Statements                      i-5

                                RICH COAST INC.
                          Consolidated Balance Sheet
                                 July 31, 2000
                                  (Unaudited)

                                    Assets

Current assets:
     Cash and cash equivalents                                                      $      10,933
     Accounts receivable, net of allowance for uncollectible
        accounts of $14,000                                                               682,115
     Prepaid expenses                                                                      16,950
                                                                                    -------------
         Total current assets                                                             709,998

Property and equipment, net                                                             3,383,589
Patent and technology, net                                                                 17,205
Deferred finance charges and deposits                                                     110,511
                                                                                    -------------

                                                                                    $   4,221,303
                                                                                    =============

Liabilities and stockholders' deficit
-------------------------------------

Current liabilities:
     Current portion of long term-debt                                              $   3,596,571
     Accounts payable and accrued liabilities                                           1,163,915
     Accrued oil and waste treatment costs                                                422,109
     Accrued interest                                                                     255,345
                                                                                    -------------

         Total liabilities (all current)                                                5,437,940
                                                                                    -------------

Commitments and contingencies

Stockholders' deficit:
   Preferred stock, $0.001 par value; 10,000,000 shares authorized, no shares issued
   Common stock, $0.001 par value; 100,000,000 shares authorized,
     11,039,889 issued and outstanding at July 31, 2000                                    11,040
   Additional paid-in capital                                                          27,767,269
   Accumulated deficit                                                                (28,994,946)
                                                                                    -------------

                                                                                       (1,216,637)
                                                                                    -------------

                                                                                     $  4,221,303
                                                                                    =============

See notes to consolidated financial statements.

                                RICH COAST INC.
                     Consolidated Statements of Operations
                   Three Months Ended July 31, 2000 and 1999
                                  (Unaudited)

                                                                    2000                  1999
                                                                -----------            ----------
Sales                                                         $     797,146         $     603,649
                                                              -------------         -------------
Operating expenses:
     Cost of sales                                                  324,999               267,960
     General and administrative expenses                            632,157               563,104
     Sales and marketing expenses                                    43,133                35,895
     Lawsuit settlement expense                                           0                50,000
                                                              -------------         -------------

                                                                  1,000,289               916,959
                                                              -------------         -------------

Loss from operations                                               (203,143)             (313,310)
                                                              -------------         -------------

Other expense:
     Interest expense                                                93,471                54,690
                                                              -------------         -------------


Net loss                                                      $    (296,614)        $    (368,000)
                                                              =============         =============

Basic and diluted net loss
     per common share outstanding                             $       (0.03)         $      (0.06)
                                                              =============         =============

Weighted average number of common shares
     outstanding                                                 10,416,248             6,300,734
                                                              =============         =============

See notes to consolidated financial statements.

                                RICH COAST INC.
                     Consolidated Statements of Cash Flows
                   Three Months Ended July 31, 2000 and 1999
                                  (Unaudited)

                                                          2000         1999
                                                        ---------    ---------
Net cash provided by (used in) operating activities     $ (84,467)   $  16,969
                                                        ---------    ---------

Net cash provided by (used in) investing activities:
     Capital expenditures                                 (97,484)     (14,649)
                                                        ---------    ---------

Net cash used in investing activities                     (97,484)     (14,649)
                                                        ---------    ---------

Net cash provided by (used in) financing activities:
     (Decrease) increase in bank overdraft                      0       (2,320)
     Issuance of common stock for cash                    225,000            0
     Repayment of long term debt                          (50,000)           0
                                                        ---------    ---------

Net cash provided by (used in) financing activities       175,000       (2,320)
                                                        ---------    ---------

Increase (decrease) in cash and cash equivalents           (6,951)           0
Cash and cash equivalents, beginning                       17,884            0
                                                        ---------    ---------

Cash and cash equivalents, ending                       $  10,933    $       0
                                                        =========    =========
Supplemental disclosure of cash flows information
     Cash paid for interest                             $  50,000    $  50,000
                                                        =========    =========

See notes to consolidated financial statements.

                                RICH COAST INC.
                  Notes to Consolidated Financial Statements
                   Three Months Ended July 31, 2000 and 1999
                                  (Unaudited)

1.   BASIS OF PRESENTATION

These unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. These financial statements are condensed and do not include all disclosures required for annual financial statements. The organization and business of the Company, accounting policies followed by the Company and other information are contained in the notes to the Company's audited consolidated financial statements filed as part of the Company's April 30, 2000 Form 10-KSB.

In the opinion of the Company's management, these financial statements reflect all adjustments, including normal recurring adjustments, considered necessary to present fairly the Company's consolidated financial position at July 31, 2000 and the consolidated results of operations and the consolidated statement of cash flows for the three months ended July 31, 2000 and 1999.

2.   CAPITAL STOCK

     (a) Authorized 100,000,000 common shares of $0.001 par value and 10,000,000 preferred shares of $0.001 par value.

     (b)  Issued during the period:

                                            Number of Shares   Price Per Share       Amount
   Three months ended July 31, 1999
   Shares issued:
    Lawsuit settlement                           250,000           $ 0.20          $ 50,000
                                                 -------           ------          --------

                                                 250,000                           $ 50,000
                                                 =======                           ========
   Three months ended July 31, 2000

   Shares issued:
    For cash                                   1,125,000           $ 0.20          $225,000
                                               ---------           ------          --------

                                               1,125,000                           $225,000
                                               =========                           ========

3.   SIGNIFICANT SALES CONCENTRATIONS

The Company's customers are concentrated in the Great Lakes region, including Canada. During the three months ended July 31, 2000 and 1999, approximately 14.3% and 13.6%, respectively, of total sales arose in Canada.

4.   SUBSEQUENT EVENT

In August 2000, the Company sold its Ford Road facility for $450,000, which produced a positive cash flow of $217,735 after payments of debt (includes land contract principal balance of $75,525) and other obligations. During the quarter ended October 31, 1999, the Company realized an impairment loss on the Ford Road facility of $169,739.

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this prospectus is current as of its date.



               Dealer Prospectus Delivery Obligation:

     Until___________,all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                               RICH COAST, INC.



                       __________ SHARES OF COMMON STOCK


                                  ----------
                                  PROSPECTUS
                                  ----------




                              _____________, 2000

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers
          -----------------------------------------

     The Company's Articles of Incorporation provide that the Company shall indemnify any officer, employee, agent or director against liabilities (including the obligation to pay a judgment, settlement, penalty, fine or expense), incurred in a proceeding (including any civil, criminal or investigative proceeding) to which the person was a party by reason of such status. Such indemnity may be provided if the person's actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in the Company's best interest with respect to actions taken in the person's official capacity; (iii) were reasonably believed not to be opposed to the Company's best interest with respect to other actions; and (iv) with respect to any criminal action, the director had no reasonable grounds to believe the actions were unlawful. Unless the person is successful upon the merits in such an action, indemnification may generally be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the shareholders that the applicable standard of conduct was met by the director to be indemnified.

     A director, employee, agent, or officer who is wholly successful, on the merits or otherwise, in defense of any proceeding to which he or she was a party, is entitled to receive indemnification against reasonable expenses, including attorneys' fees, incurred in connection with the proceeding. In addition, a corporation may indemnify or advance expenses to an officer, employee or agent who is not a director to a greater extent than permitted for indemnification of directors, if consistent with law and if provided for by its articles of incorporation, bylaws, resolution of its shareholders or directors or in a contract.

Item 25.  Other Expenses of Issuance and Distribution
          -------------------------------------------

     Expenses payable by the Company in connection with the issuance and distribution of the securities being registered hereby are as follows. Selling shareholders will be required to pay transfer tax and fees, if any, upon sale of their shares.

               SEC Registration Fee..............................  $  1,786.00
               NASD Filing Fee...................................  $         0
               Accounting Fees and Expenses......................  $  5,000.00*
               Legal Fees and Expenses...........................  $ 33,000.00*
               Blue Sky Fees and Expenses........................  $         0
               Broker Commission.................................  $         0
               Printing, Freight and Engraving...................  $         0
               Miscellaneous.....................................  $  2,000.00*
                    Total........................................  $ 41,786.00
                                                                   ===========
     ________________
     *Estimates only.

Item 26.  Recent Sales of Unregistered Securities
          ---------------------------------------

     The following is information as to all securities of the Company sold by the Company within the past three years that were not registered under the Securities Act of 1933 (the "Act").

     On June 11, 1997, the Company issued 100,000 shares for forbearance from exercising certain rights and remedies by the holder of a 10% Senior Secured
Note in the principal amount of $2,000,000. The shares were issued in reliance on Section 4(2) of the Act and Rule 506 promulgated thereunder because it was an offer to only one purchaser who was an accredited investor.

     On October 15, 1997, the Company sold 521,198 of its Common Stock to William McCullagh in cancellation of a loan from him to the Company in the principal amount of $100,000 plus cancellation of accrued interest in the amount of $4,239.58. The shares were issued in an off shore transaction intended to be exempt from registration under Regulation S promulgated under the Act.

     From late 1997 to early 1998, the Company issued an aggregate principal amount of $697,000 of 10% 18 month convertible promissory notes in a private placement to accredited investors only in reliance on Section 4(2) of the Act and Rule 506 promulgated thereunder.

     On December 5, 1997, the Company sold an additional 200,000 shares of its Common Stock to Mr. McCullagh for $50,000 in an off shore transaction intended to be exempt from registration under Regulation S promulgated under the Act.

     On January 26, 1998, February 20, 1998 and April 23, 1998 the Company issued an aggregate of 111,768 shares as accrued interest for the calendar quarters ended September 30, 1997, December 31, 1997 and March 31, 1998 on the Company's outstanding 10% 18 Month Convertible Promissory Notes. The shares were issued in reliance on Section 4(2) of the Securities Act and Rule 506 promulgated thereunder since the shares were issued in connection with the private placement of the 10% Notes relying on the same exemption and the investment decision to take shares in lieu of cash interest payments was made at the time the 10% Notes were purchased.

     On February 28, 1998 (100,000 shares), March 2, 1998 (110,000 shares),
April 1, 1998 (50,000 shares) and April 17, 1998 (50,000 shares) options were exercised at $0.25 per share (February and March exercises) and $0.18 per share (April exercises), and an aggregate of 310,000 shares were issued, all in reliance on Section 4(2) of the Act.

     On April 9, 1998 (100,000 shares), April 15, 1998 (100,000 shares) and
April 16, 1998 (130,000 shares) warrants were exercised at $0.25 per share and an aggregate of 330,000 share were issued, all in reliance on Section 4(2) of the Act.

     In June 1998, the Company issued 8% Convertible Debentures (aggregate principal amount $1,500,000) to accredited investors only in a private placement in reliance on Section 4(2) of the Act and Rule 506 promulgated thereunder. The Company also issued a finder's fee in connection with this transaction in the form of warrants to purchase 60,000 shares of the Company's common stock, exercisable at $2.50 per share.

     From July 1998 through December 1998, the Company issued an aggregate of 1,087,798 shares for accrued interest and conversion of principal on the Company's outstanding 10% 18 Month Convertible Promissory Notes. The shares were issued in reliance on Section 4(2) of the Act and Rule 506 promulgated thereunder since the shares were issued in connection with the private placement of the 10% Notes relying on the same exemption and the investment decision to take shares in lieu of cash payments was made at the time the 10% Notes were purchased.

     On May 31, 1999, the Company issued 250,000 shares of its common stock (with a market value of $50,000) to Comer Holdings as part of the settlement of a lawsuit. These shares were issued in reliance on Rule 506 and Section 4(2) of the Securities Act of 1933 (the "Act").

     In September 1999, an aggregate of 298,571 shares of common stock were issued to holders of 8% Convertible Debentures for conversion of principal ($54,000) and accrued interest ($5,065). These shares were issued in reliance on Rule 506 and Section 4(2) of the Act.

     In November 1999, the Company issued 300,000 shares to S.B. Fletcher Consulting, Inc., a consulting entity, for services rendered over the past year, valued at $45,000, in mediating discussions with holders of the Company's 8% Convertible Debentures. These shares were issued in reliance on Section 4(2) of the Act.

     In November and December 1999, the Company issued an aggregate of 2,550,000 shares to Frippoma S.A. for an aggregate investment of $510,000 (or $0.20 per share) in a private placement under Section 4(2), Rule 506 and Regulation S of the Act.

     In December 1999, the Company issued 450,000 shares to Strauss Holding Ltd., for an investment of $90,000. These shares were issued in reliance on
Section 4(2), Rule 506 and Regulation S of the Act.

     In June 2000, the Company issued an aggregate of 1,125,000 shares to Banco di Desioedella Brianza, for an investment of $225,000. These shares were issued in reliance on Section 4(2), Rule 506 and Regulation S of the Act.


     In September 2000, the Company issued 897,750 restricted shares to Alan Moore and 2,250 restricted shares to Jerry Trojan under the loan modification agreement with Red Oak Capital Partners. These shares were issued in reliance on
Section 4(2) of the Act.

Item 27.  Exhibits
          --------

     The following is a list of all exhibits filed as part of this Registration
Statement:

Exhibit No.         Description and Method of Filing
-----------         --------------------------------

3.1.1               Articles of Incorporation. (1)

3.1.2               Articles of Amendment. Previously filed.

Exhibit No.         Description and Method of Filing
-----------         --------------------------------

3.2                 Bylaws. (1)

5.1 Opinion of Perkins Coie LLP on legality. To be filed by amendment.

10.1                Contract for Sale of Ford Road property. Previously filed.

10.2                Employment Contract between the Company and Robert W.
                    Truxell (Exhibit 1 to the Agreement of Merger dated October 31, 1995). (2)

10.3 Employment Contract between the Company and James P. Fagan (Exhibit 2 to the Agreement of Merger dated October 31,
                    1995). (2)

10.4                1995 Incentive Compensation Plan. (3)

10.5                1996 Employee Stock Option and Bonus Plan, as amended. (4)

10.7                1999 Stock Option Plan. Previously filed.

10.6                1997 Stock Option and Stock Bonus Plan. (5)

10.8.1              Standstill Agreement with Debenture Holders. Filed herewith.

10.8.2              Addendum to Standstill Agreement with Debenture Holders.
                    Filed herewith.

10.9 Loan Modification Agreement with 10% Note Holder. Filed herewith.

10.7                1999 Stock Option Plan. Previously filed.

21.1                Subsidiaries of the Registrant. Filed herewith.

23.1                Consent of Smythe Ratcliffe, Chartered Accountants.
                    Previously filed.

23.2 Consent of Perkins Coie LLP (included in Exhibit 5.1). To be filed by amendment.

23.3                Consent of Gelfond Hochstadt Pangburn, P.C. Filed herewith.

23.4                Consent of Smythe Ratcliffe. Filed herewith.

24.1                Power of Attorney. Included as part of signature page.

27.1                Financial Data Schedule for the Year Ended April 30, 2000.
                    Filed herewith.

27.2                Financial Data Schedule for the Quarter Ended July 31, 2000.
                    Filed herewith.

____________
(1) Incorporated by reference from Registration Statement on Form S-4, File No. 333-6099, effective August 7, 1996.

(2)  Incorporated by reference to the Company's Form 8 K dated November 16,
1995.

(3) Incorporated by reference from the Company's Registration Statement on Form S-8, File No. 333-41443.

(4) Incorporated by reference from the Company's Registration Statement on Form S-8, File No. 333-50763.

(5) Incorporated by reference from the Company's Registration Statement on Form S-8, File No. 333-56275.

Schedules
---------

     Schedules are omitted as the information is not required or not applicable, or the required information is shown in the financial statements or notes thereto.

Item 28.  Undertakings
          ------------

     The undersigned small business issuer will:

     (1) File, during any period in which it offers or sells securities, a post effective amendment to this registration statement to:

          (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     The small business issuer will provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned small business issuer will:

     (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

     (2) For determining any liability under the Securities Act, treat each post effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                  SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing this Amendment No. 6 to Form S 3 on Form SB 2 and authorized this registration statement to be signed on its behalf by the undersigned, in Dearborn, Michigan on October 24, 2000.

                                        RICH COAST, INC.


                                              /s/ Robert W. Truxell
                                        ----------------------------------------
                                        Robert W. Truxell, Chairman of the Board
                                        of Directors and Secretary


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and/or directors of Rich Coast Inc., by virtue of their signatures appearing below, hereby constitute and appoint James P. Fagan and/or Robert W. Truxell, or either of them, with full power of substitution, as attorney in fact in their names, places and steads to execute any and all amendments to this Amendment No. 6 to Form S 3 on Form SB 2 in capacities set forth opposite their names on the signature page thereof and hereby ratify all that said attorneys in fact or either of them may do by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                     Title                           Date
---------                     -----                           ----

/s/ Robert W. Truxell         Chairman of the Board of        October 24, 2000
--------------------------
Robert W. Truxell             Directors and Secretary

/s/ James P. Fagan            President, Chief Executive      October 24, 2000
--------------------------
James P. Fagan                Officer and Director

/s/ George P. Nassos          Director                        October 24, 2000
--------------------------
George P. Nassos

/s/ Michael R. Fugler         Director                        October 24, 2000
--------------------------
Michael R. Fugler

/s/ Michael Grujicich         Chief Financial and Accounting  October 24, 2000
--------------------------
Michael Grujicich             Officer and Treasurer

                                 EXHIBIT INDEX

Exhibit No.         Description and Method of Filing
-----------         --------------------------------

3.1.1               Articles of Incorporation. (1)

3.1.2               Articles of Amendment. Previously filed.

3.2                 Bylaws. (1)

5.1 Opinion of Perkins Coie LLP on legality. To be filed by amendment.

10.1                Contract for Sale of Ford Road property. Previously filed.

10.2                Employment Contract between the Company and Robert W.
                    Truxell (Exhibit 1 to the Agreement of Merger dated October 31, 1995). (2)

10.3 Employment Contract between the Company and James P. Fagan (Exhibit 2 to the Agreement of Merger dated October 31,
                    1995). (2)

10.4                1995 Incentive Compensation Plan. (3)

10.5                1996 Employee Stock Option and Bonus Plan, as amended. (4)

10.6                1997 Stock Option and Stock Bonus Plan. (5)

10.7                1999 Stock Option Plan. Previously filed.

10.8.1              Standstill Agreement with Debenture Holders. Filed herewith.

10.8.2              Addendum to Standstill Agreement with Debenture Holders.
                    Filed herewith.

10.9 Loan Modification Agreement with 10% Note Holder. Filed herewith.

21.1                Subsidiaries of the Registrant. Filed herewith.

23.1                Consent of Smythe Ratcliffe, Chartered Accountants.
                    Previously filed.

23.2 Consent of Perkins Coie LLP (included in Exhibit 5.1). To be filed by amendment.

23.3                Consent of Gelfond Hochstadt Pangburn, P.C. Filed herewith.

23.4                Consent of Smythe Ratcliffe. Filed herewith.

24.1                Power of Attorney. Included as part of signature page.

27.1                Financial Data Schedule for the Year Ended April 30, 2000.
                    Filed herewith.

27.2                Financial Data Schedule for the Quarter Ended July 31, 2000.
                    Filed herewith.

_______________
(1) Incorporated by reference from Registration Statement on Form S 4, File No. 333 6099, effective August 7, 1996.

(2)  Incorporated by reference to the Company's Form 8 K dated November 16,
     1995.

(3) Incorporated by reference from the Company's Registration Statement on Form S 8, File No. 333 41443.

(4) Incorporated by reference from the Company's Registration Statement on Form S 8, File No. 333 50763.

(5) Incorporated by reference from the Company's Registration Statement on Form S 8, File No. 333 56275.